Exhibit 10.1

CREDIT AGREEMENT
by and among
RPM INTERNATIONAL INC.,
RPM LUX HOLDCO S.Á. R.L.,
RPOW UK LIMITED,
RPM EUROPE HOLDCO B.V.,
RPM CANADA
and
The Other Foreign Borrowers
From Time to Time Party Hereto,
as the Borrowers,
The Lenders From Time to Time Party Hereto,
as the Lenders,
NATIONAL CITY BANK,
as the Administrative Agent, the Swing Line Lender,
an LC Issuer, a Joint Lead Arranger and a Joint Book Runner,
KEYBANK NATIONAL ASSOCIATION,
as the Syndication Agent, a Joint Lead Arranger
and a Joint Book Runner,
WACHOVIA BANK, N.A.,
as Co-Documentation Agent,
BANK OF AMERICA, N.A.,
as Co-Documentation Agent,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH
as Co-Documentation Agent
Dated as of December 29, 2006

SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS	8
1.01 Certain Defined Terms	8
1.02 Accounting Terms and Determinations	30
1.03 Terms Generally	31
1.04 Currency Equivalents	31
1.05 Letter of Credit Amounts	31
SECTION 2. COMMITMENTS	32
2.01 Loans and Letters of Credit	32
(a)Revolving Loans	32
(b)Canadian Revolving Loans	32
(c)Swing Line Facility	32
(i)Swing Loans	32
(ii)Swing Loan Refunding	33
(iii)Swing Loan Participation	34
(iv)Obligations Unconditional	35
(d)Revolving Letters of Credit	35
(i)LC Issuances	35
(ii)LC Requests	36
(iii)Auto-Renewal Letters of Credit	36
(iv)Applicability of ISP98 and UCP	36
(v)Notice of LC Issuance	37
(vi)Reimbursement Obligations	37
(vii)LC Participations	38
(viii)Existing Letters of Credit	40
(e)Canadian Letters of Credit	40
(i)LC Issuances	40
(ii)LC Requests	41
(iii)Auto-Renewal Letters of Credit	41
(iv)Applicability of ISP98 and UCP	42
(v)Notice of LC Issuance	42
(vi)Reimbursement Obligations	42
(vii)LC Participations	43
2.02 Adjustment of Commitments	45

(a)Mandatory Termination	45
(b)Optional Reductions	45
(c)Additional Revolving Commitments	46
(d)Additional Canadian Commitments	46
2.03 Fees	47
(a)Facility Fees	47
(b)[Intentionally Deleted]	48
(c)Acceptance Fees	48
(d)LC Fees for Revolving Letters of Credit	48
(i)Standby Letters of Credit	48
(ii)Commercial Letters of Credit	48
(iii)Fronting Fees	49
(iv)Additional Charges of LC Issuers	49
(e)LC Fees for Canadian Letters of Credit	49
(i)Standby Letters of Credit	49
(ii)Commercial Letters of Credit	49
(iii)Fronting Fees	49
(iv)Additional Charges of LC Issuers	50
(f)Arranger Fees	50
(g)Computations of Fees	50
2.04 Lending Offices	50
2.05 Several Obligations	50
2.06 Notes	50
2.07 Use of Proceeds	51
2.08 Authority of Company; Liability of Foreign Borrowers	51
(a)Authority of the Company	51
(b)Liability of Foreign Borrowers	51
2.09 Eligibility and Addition/Release of Foreign Borrowers	52
(a)[Intentionally Deleted]	52
(b)Eligibility of Foreign Subsidiaries	52
(c)Notification to Lenders	52
(d)Release of Foreign Borrowers	52
SECTION 3. BORROWINGS, CONVERSIONS AND PREPAYMENTS	53

3.01 Borrowings	53
(a)Loans	53
(b)Funding of Loans	53
(c)Minimum Borrowing Amount	54
(d)Maximum Borrowings	54
3.02 Prepayments and Conversions	54
(a)Optional Prepayments and Conversions	54
(b)Mandatory Prepayments; Cash Collateralization	55
(c)Breakage and Other Compensation	56
SECTION 4. PAYMENTS OF PRINCIPAL AND INTEREST	56
4.01 Repayment of Loans	56
4.02 Interest	56
SECTION 5. PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC	57
5.01 Payments	57
5.02 Pro Rata Treatment	58
(a)Revolving Loans	58
(b)Canadian Revolving Loans	59
(c)Swing Loans	59
5.03 Computations	59
5.04 No Setoff, Counterclaim or Defense	59
5.05 Certain Notices	59
5.06 Non-Receipt of Funds by the Administrative Agent	60
5.07 Sharing of Payments, Etc	61
(a)Generally	61
(b)Recovery of Amounts	61
(c)Sharing after Sharing Date	62
(d)Consent of Borrowers	62
5.08 Taxes	62
SECTION 6. YIELD PROTECTION AND ILLEGALITY	64
6.01 Additional Costs	64
6.02 Limitation on Types of Loans	65
6.03 Illegality	66
6.04 Substitute Base Rate Loans	66

6.05 Compensation	66
6.06 Capital Adequacy	67
6.07 Substitution of Lender	67
SECTION 7. CONDITIONS PRECEDENT	67
7.01 Initial Loans	67
(a)Organizational Documents	67
(b)Incumbency	68
(c)Notes	68
(d)Opinion of Counsel to the Borrowers	68
(e)Counterparts	68
(f)Existing Credit Agreement	68
(g)Fees and Fee Letters	68
(h)Other Documents	68
7.02 Initial and Subsequent Loans	68
7.03 Conditions Precedent to Addition of Foreign Borrowers	69
(a)Joinder Agreement	69
(b)Notes	69
(c)Corporate Resolutions and Approvals	69
(d)Incumbency Certificates	69
(e)Organizational Documents	69
(f)Opinions of Counsel	69
(g)Amendments to Loan Documents	70
(h)Miscellaneous	70
SECTION 8. REPRESENTATIONS AND WARRANTIES	70
8.01 Corporate Existence	70
8.02 Information	70
8.03 Litigation	71
8.04 No Breach	71
8.05 Corporate Action	71
8.06 Approvals	72
8.07 Regulations U and X	72
8.08 ERISA	72
8.09 Taxes	72

8.10 Subsidiaries	72
8.11 Investment Company Act	72
8.12 [Intentionally Deleted.]	72
8.13 Ownership and Use of Properties	73
8.14 Environmental Matters	73
8.15 Anti-Terrorism Law Compliance	73
SECTION 9. COVENANTS	73
9.01 Information	73
9.02 Taxes and Claims	75
9.03 Insurance	75
9.04 Maintenance of Existence; Conduct of Business	75
9.05 Maintenance of and Access to Properties	76
9.06 Compliance with Applicable Laws	76
9.07 Litigation	76
9.08 Leverage Ratio	76
9.09 Interest Coverage Ratio	76
9.10 Mergers, Asset Dispositions, Etc	76
9.11 Liens	77
9.12 Investments	78
9.13 Transactions with Affiliates	78
9.14 Lines of Business	78
9.15 Environmental Matters	78
9.16 Lease Payments	79
9.17 Anti-Terrorism Laws	79
SECTION 10. DEFAULTS	79
10.01 Events of Default	79
10.02 Application of Certain Payments and Proceeds	82
(a)Obligations Generally	82
(b)Foreign Revolving Borrower Obligations	83
(c)Canadian Obligations	83
SECTION 11. THE ADMINISTRATIVE AGENT	84
11.01 Appointment, Powers and Immunities	84
11.02 Reliance by Administrative Agent	85

11.03 Defaults	85
11.04 Rights as a Lender	85
11.05 Indemnification	85
11.06 Non-Reliance on Administrative Agent and Other Lenders	86
11.07 Failure to Act	86
11.08 Resignation or Removal of Administrative Agent	86
11.09 Other Agents	87
11.10 USA Patriot Act	87
SECTION 12. GUARANTY	87
12.01 Guaranty by the Company	87
12.02 Additional Undertaking	88
12.03 Guaranty Unconditional	88
12.04 Company Obligations to Remain in Effect; Restoration	89
12.05 Waiver of Acceptance, etc	89
12.06 Subrogation	89
12.07 Effect of Stay	89
SECTION 13. MISCELLANEOUS	89
13.01 Waiver	89
13.02 Notices	89
13.03 Expenses, Etc	90
13.04 Indemnification	90
13.05 Amendments, Etc	91
13.06 Successors and Assigns	91
13.07 Confidentiality	94
13.08 Limitations on Liability of the LC Issuers	94
13.09 Canadian Interest Limitation	95
13.10 Judgment Currency	95
13.11 Survival	96
13.12 Captions	96
13.13 Counterparts; Integration	96
13.14 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	96

SCHEDULES

SCHEDULE 1	-	Commitments
SCHEDULE 2	-	Subsidiaries and Joint Ventures
SCHEDULE 3	-	Existing Letters of Credit
EXHIBITS

EXHIBIT A-1	-	Form of Revolving Note
EXHIBIT A-2		Form of Swing Line Note
EXHIBIT A-3	-	Form of Canadian Base Rate Note
EXHIBIT A-4	-	Form of BA Equivalent Note
EXHIBIT B		Form of Assignment Agreement

     This CREDIT AGREEMENT (“Agreement”), dated as of December 29, 2006, is entered into by and among RPM INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, the “Company”), RPM LUX HOLDCO S.Á. R.L., a limited liability company formed under the laws of Luxembourg (“RPM Lux”), RPOW UK LIMITED, a limited liability company formed under the laws of England and Wales (“RPOW-UK”), RPM EUROPE HOLDCO B.V., a limited liability company formed under the laws of The Netherlands (“RPM Europe”), RPM CANADA, a general partnership registered under the laws of the Province of Ontario (“RPM Canada”), the other Foreign Borrowers (as hereinafter defined) from time to time party hereto, the lenders from time to time party hereto (collectively, the “Lenders” and, individually, “Lender”), NATIONAL CITY BANK, as a joint lead arranger, a joint book runner, the Swing Line Lender (as hereinafter defined), an LC Issuer (as hereinafter defined), and the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), KEYBANK NATIONAL ASSOCIATION, as a joint lead arranger, a joint book runner and the syndication agent, WACHOVIA BANK, N.A., as co-documentation agent, BANK OF AMERICA, N.A., as co-documentation agent, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH, as co-documentation agent.
RECITALS:
     (1) The Company has requested that the Lenders, the Swing Line Lender and each LC Issuer extend credit to the Borrowers (as hereinafter defined) to refinance certain of the Company’s indebtedness and to provide working capital for the Borrowers and funds for other lawful purposes.
     (2) Subject to and upon the terms and conditions set forth herein, the Lenders, the Swing Line Lender and each LC Issuer are willing to extend credit and make available to the Borrowers the credit facilities provided herein.
AGREEMENT:
     In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
     SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.
     1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
     “Acceptance Fee” shall mean the fee payable in C$ to each Canadian Lender in respect of BA Equivalent Loans computed in accordance with Section 2.03(c).
     “Acceptable Insurer” shall mean an insurance company that (i) is a Captive Insurance Company, (ii) has an A.M. Best rating of “A-” or better and being in a financial size category of X or larger (as such category is defined as of the date hereof) or (ii) is otherwise acceptable to the Majority Lenders.

     “Adjusted Foreign Currency Rate” shall mean with respect to each Interest Period for any Foreign Currency Loan, (i) the rate per annum equal to the offered rate appearing on the applicable electronic page of Reuters (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average British Bankers Association Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period for deposits in the applicable Designated Foreign Currency with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that in the event that the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the average (rounded to the nearest 1/16 of 1%) of the rates, as determined by the Administrative Agent, at which deposits in the applicable Designated Foreign Currency are offered to prime banks by other prime banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.
     “Administrative Agent” shall have the meaning provided in the first paragraph hereof.
     “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly more than 5% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 5% of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
     “Agreement” shall have the meaning provided in the first paragraph hereof.
     “Aggregate Canadian Facility Exposure” shall mean, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Canadian Revolving Loans outstanding at such time, and (ii) the Dollar Equivalent of the Canadian LC Outstandings at such time.

     “Aggregate Credit Facility Exposure” shall mean, at any time, the sum of (i) the Aggregate Revolving Exposure at such time, and (ii) the Aggregate Canadian Facility Exposure at such time.
     “Aggregate Revolving Exposure” shall mean, at any time, the sum of (i) the Dollar Equivalent of the principal amounts of all Revolving Loans made by all Lenders and outstanding at such time, (ii) the Dollar Equivalent of the Revolving LC Outstandings at such time, and (iii) the Swing Line Facility Exposure.
     “Anti-Terrorism Law” shall mean the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.
     “Applicable BA Discount Rate” shall mean, with respect to each Interest Period for any BA Equivalent Loan, (i) with respect to any Schedule I Canadian Lender, the CDOR Rate in effect on the date such BA Equivalent Loan is to be made, and (ii) with respect to any Schedule II/III Canadian Lender, the rate that is 0.10% per annum in excess of the rate determined pursuant to clause (i) of this definition in connection with the relevant BA Equivalent Loan.
     “Applicable Facility Fee Rate” means, on any date of determination, a rate that is determined based upon the S&P Rating, the Moody’s Rating or the Fitch Rating, as follows:

Applicable Facility
S&P Rating	Moody’s Rating	Fitch Rating	Fee Rate
A– or higher	A3 or higher	A– or higher	6.00 basis points
BBB+	Baa1	BBB+	8.00 basis points
BBB	Baa2	BBB	10.00 basis points
BBB–	Baa3	BBB–	12.50 basis points
BB+	Ba1	BB+	17.50 basis points
Lower than BB+	Lower than Ba1	Lower than BB+	25.00 basis points
     If at any time each Rating Agency issues a different rating or two Rating Agencies issue the same rating which is different than the other Rating Agency, then the Applicable Facility Fee Rate shall be determined based on the highest rating at such time; provided, however, that if the highest such rating is two or more levels above the lowest such rating, then the Applicable Facility Fee Rate shall be determined based on the intermediate rating at such time. If there is no S&P Rating and Fitch Rating, then the Applicable Facility Fee Rate shall be determined based on the Moody’s Rating. If there is no Moody’s Rating and Fitch Rating, then the Applicable Facility Fee Rate shall be determined based on the S&P Rating. If at any time only two Rating Agencies issue a rating and there is a difference of two or more rating levels between such Rating Agencies, then the Applicable Facility Fee Rate shall be determined based on the intermediate rating levels at the midpoint between the ratings issued by such Rating Agencies at such time or, if there is no midpoint, based on the higher intermediate level. If there is (i) no Moody’s Rating and S&P Rating or (ii) no S&P Rating, Moody’s Rating and Fitch Rating, the Applicable Facility Fee Rate will be determined by the Lenders (with the Applicable Facility Fee Rate in effect prior to the determination of the Lenders being the same as the Applicable Facility Fee Rate in effect at the time such ratings ceased to be in effect), but shall not be higher than the highest rate per annum indicated therefor in the above table. The S&P Rating, Moody’s Rating and Fitch Rating in effect on any date for purposes of determining the Applicable Facility Fee Rate shall be that S&P Rating, Moody’s Rating and Fitch Rating in effect at the close of business on such date. Each change in the Applicable Facility Fee Rate resulting from a publicly announced change in the S&P Rating, the Fitch Rating and/or the Moody’s Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.
     “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or of an affiliate of such Lender) specified by such Lender from time to time to the Administrative Agent and the Company as the office by which its Loans of such Type are to be made and/or issued and maintained, provided that, in respect of a Canadian Lender, such office shall be located in Canada.
     “Applicable Margin” means, on any date of determination, a rate that is determined, based upon the S&P Rating, the Moody’s Rating or the Fitch Rating, as follows:

Applicable
Margin for Base
			Applicable Margin	Rate/ Canadian
S&P Rating	Moody’s Rating	Fitch Rating	for Fixed Rate Loans	Base Rate Loans
A– or higher	A3 or higher	A– or higher	19.00 basis points	0.0 basis points
BBB+	Baa1	BBB+	27.00 basis points	0.0 basis points
BBB	Baa2	BBB	40.00 basis points	0.0 basis points
BBB-	Baa3	BBB-	52.50 basis points	0.0 basis points
BB+	BBa1	BB+	67.50 basis points	0.0 basis points
Lower than BB+	Lower than Ba1	Lower than BB+	100.00 basis points	0.0 basis points
     If at any time each Rating Agency issues a different rating or two Rating Agencies issue the same rating which is different than the other Rating Agency, then the Applicable Margin shall be determined based on the highest rating at such time; provided, however, that if the highest such rating is two or more levels above the lowest such rating, then the Applicable Margin shall be determined based on the intermediate rating at such time. If there is no S&P Rating and Fitch Rating, then the Applicable Margin shall be determined based on the Moody’s Rating. If there is no Moody’s Rating and Fitch Rating, then the Applicable Margin shall be determined based on the S&P Rating. If at any time only two Rating Agencies issue a rating and there is a difference of two or more rating levels between such Rating Agencies, then the

Applicable Margin shall be determined based on the intermediate rating levels at the midpoint between the ratings issued by such Rating Agencies at such time or, if there is no midpoint, based on the higher intermediate level. If there is (i) no Moody’s Rating and S&P Rating or (ii) no S&P Rating, Moody’s Rating and Fitch Rating, the Applicable Margin will be determined by the Lenders (with the Applicable Margin in effect prior to the determination by the Lenders being the same as the Applicable Margin in effect at the time such ratings ceased to be in effect), but shall not be higher than the highest rate per annum indicated therefore in the above table. The S&P Rating, Moody’s Rating and Fitch Rating in effect on any date for purposes of determining the Applicable Margin shall be that S&P Rating, Moody’s Rating and Fitch Rating in effect at the close of business on such date. Each change in the Applicable Margin resulting from a publicly announced change in the S&P Rating, the Fitch Rating and/or the Moody’s Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.
     “Arranger” shall mean each of National City and KeyBank in their capacity as a joint lead arranger hereunder.
     “Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender.
     “Arranger Fee Letter” shall mean the Arranger Fee Letter, dated as of the date hereof, between the Company and the Arrangers, as the same may from time to time be amended, restated or otherwise modified.
     “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit B hereto.
     “Augmenting Canadian Lender” shall have the meaning set forth in Section 2.02(d).
     “Augmenting Lender” shall have the meaning set forth in Section 2.02(c).
     “Automatic Swing Loan” shall mean any Swing Loan made by the Swing Line Lender that is subject to its automatic funding and repayment product.
     “BA Discount Proceeds” shall mean, with respect to any BA Equivalent Loan to be made by a Canadian Lender on any day, an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:
     (1) the principal amount of such BA Equivalent Loan; by
     (2) the sum of one plus the product of:
     (i) the Applicable BA Discount Rate (expressed as a decimal) applicable to such BA Equivalent Loan; and
     (ii) a fraction, the numerator of which is the number of days remaining in the term of such BA Equivalent Loan and the denominator of which is 365; with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.
     “BA Equivalent Loan” shall mean each Canadian Revolving Loan bearing interest at a rate based upon the Applicable BA Discount Rate.
     “BA Equivalent Note” shall mean a promissory note executed by the Canadian Borrowers to evidence the BA Equivalent Loan made by a Canadian Lender, substantially in the form of Exhibit A-4 hereto.
     “Bankruptcy Code” shall mean the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.
     “Base Rate” shall mean, with respect to any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Federal Funds Rate plus 1/2 of 1% or (ii) the Prime Rate.
     “Base Rate Loan” shall mean a Revolving Loan which bears interest at a rate based upon the Base Rate.
     “Benefited Creditors” shall mean, with respect to the Company’s obligations pursuant to Section 12, collectively, the Administrative Agent, the Arrangers, the Lenders, each LC Issuer, the Swing Line Lenders, and the respective successors and assigns of each of the foregoing.
     “Borrowers” shall mean, collectively, the Company, RPM Lux, RPOW-UK, RPM Europe, and the other Foreign Borrowers.
     “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Cleveland, Ohio are authorized or required by law to close and (ii) with respect to any matters relating to (A) Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings in Dollars are carried on in the London interbank market, (B) Canadian Revolving Loans, any day that is a Business Day described in clause (i) and that is also a day on which commercial banks in Toronto, Ontario are not authorized or required by law to close, and (C) Foreign Currency Loans or Letters of Credit in a Designated Foreign Currency, any day that is a Business Day described in clause (i) and that is also a day on which commercial banks are open for international business (including the clearing of currency transfers in the relevant Designated Foreign Currency) in the principal financial center of the home country of the applicable Designated Foreign Currency.
     “Calculation Date” shall mean (i) the Closing Date, (ii) the last Business Day of each month, (iii) each Sharing Date, (iv) each date on which a Foreign Currency Loan and/or Canadian Revolving Loan is made or requested to be made, (v) each date on which a Letter of Credit denominated in a Designated Foreign Currency is issued or requested to be issued, (vi) the Commitment Termination Date or any other date on which a Foreign Currency Loan and/or Canadian Revolving Loan matures hereunder, and (vii) any additional and more frequent dates as the Administrative Agent in its sole discretion may, or at the direction of the Majority Lenders shall, select from time to time.

     “Canadian Administrative Branch” shall mean, with respect to the Administrative Agent in its capacity as such, National City Bank, Canada Branch acting as the sub-agent of the Administrative Agent in accordance with the terms of this Agreement or such other Canadian branch or affiliate of the Administrative Agent as the Administrative Agent shall have designated in writing to the Borrowers and the Lenders.
     “Canadian Base Rate” shall mean, for any day, with respect to a Canadian Base Rate Loan, the greater of (i) the annual rate of interest established from time to time by the Canadian Administrative Branch of the Administrative Agent as its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate on that day for bankers’ acceptances issued on that day with a term to maturity of one month and (B) 0.50% per annum. Any change in the reference rate announced by the Canadian Administrative Branch of the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Canadian Base Rate Loan” shall mean each Canadian Revolving Loan bearing interest at a rate based upon the Canadian Base Rate in effect from time to time.
     “Canadian Base Rate Note” shall mean a promissory note executed by the Canadian Borrowers to evidence the Canadian Revolving Loans made by a Canadian Lender, substantially in the form of Exhibit A-3 hereto.
     “Canadian Borrower” shall mean RPM Canada or any other Foreign Subsidiary organized under the laws of Canada or any province thereof that becomes a Canadian Borrower pursuant to Section 2.09(b); provided, however, that a Foreign Revolving Borrower shall not be eligible to be a Canadian Borrower hereunder.
     “Canadian Commitment” shall mean, with respect to each Canadian Lender, the amount, if any, set forth opposite such Canadian Lender’s name in Schedule 1 hereto as its “Canadian Commitment” as the same may be adjusted from time to time pursuant to Section 2.02 and as adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 13.06.
     “Canadian Commitment Percentage” shall mean, at any time for any Canadian Lender, the percentage obtained by dividing such Canadian Lender’s Canadian Commitment by the Total Canadian Commitment; provided, however, that if the Total Canadian Commitment has been terminated, the Canadian Commitment Percentage for each Canadian Lender shall be determined by dividing such Canadian Lender’s Canadian Commitment immediately prior to such termination by the Total Canadian Commitment in effect immediately prior to such termination.
     “Canadian Dollars” or “C$” shall mean the lawful currency of Canada.
     “Canadian Facility” shall mean the credit facility established under Section 2.01(b) hereof pursuant to the Canadian Commitment of each Canadian Lender; provided, however, that the Canadian Facility shall not be available to a prospective Canadian Borrower (other than such Canadian Borrowers as are parties hereto on the Closing Date) unless and until such date, if any, that such Canadian Borrower has become a Foreign Borrower under this Agreement in accordance with Section 2.09(b).
     “Canadian Facility Exposure” shall mean, for any Canadian Lender at any time, the sum of (i) the Dollar Equivalent of the principal amount of Canadian Revolving Loans made by such Canadian Lender and outstanding at such time, and (ii) the Dollar Equivalent of such Canadian Lender’s share of the Canadian LC Outstandings at such time.
     “Canadian Facility Note” shall mean a BA Equivalent Note or a Canadian Base Rate Note.
     “Canadian LC Commitment Amount” shall mean $10,000,000 (or the Dollar Equivalent thereof in Canadian dollars).
     “Canadian LC Issuance” shall mean the issuance of any Canadian Letter of Credit by a LC Issuer for the account of a Canadian Borrower in accordance with the terms of this Agreement and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Canadian Letter of Credit.
     “Canadian LC Outstandings” shall mean, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Canadian Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Canadian Letters of Credit.
     “Canadian LC Participant” has the meaning provided in Section 2.01(e)(vii).
     “Canadian LC Participation” has the meaning provided in Section 2.01(e)(vii).
     “Canadian LC Request” has the meaning provided in Section 2.01(e)(ii).
     “Canadian Lender” shall mean each Lender that has a Canadian Commitment or, if applicable, the Canadian Lending Installation of any Lender that has a Canadian Commitment; provided, however, that (i) if a Canadian Commitment is being provided by a Canadian Lending Installation of any Lender, then, except as specifically set forth in this Agreement, such Lender and its Canadian Lending Installation shall constitute a single “Lender” under this Agreement and the other Loan Documents, provided that, notwithstanding the foregoing, to the extent a Canadian Commitment is being provided by a Canadian Lending Installation of any Lender, each such Canadian Lending Installation shall be entitled to all of the benefits, indemnifications and protections set forth in this Agreement or any other Loan Document, and (ii) no Lender, and no Canadian Lending Installation of any Lender, may be or become a Canadian Lender hereunder unless such Lender or the Canadian Lending Installation of such Lender, as the case may be, is a Qualified Canadian Lender.
     “Canadian Lending Installation” shall mean, with respect to any Lender, any office, branch, subsidiary or Affiliate of such Lender that is designated in writing by such Lender to the Administrative Agent as being responsible for funding or maintaining a Canadian Commitment provided, however, that (i) such designation shall not result in withholding tax liability or other adverse tax consequences or adverse legal impact to the Company or its Subsidiaries, and (ii) the designation by a Lender of a Canadian Lending Installation shall not affect the obligation of such Lender to make Loans under this Agreement.
     “Canadian Letter of Credit” shall mean any Standby Letter of Credit or Commercial Letter of Credit issued by a LC Issuer under this Agreement pursuant to Section 2.01(e) for the account of any Canadian Borrower.
     “Canadian Obligations” shall mean all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Canadian Borrowers to the Administrative Agent. any Canadian Lender or any LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Borrower of any insolvency proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).
     “Canadian Payment Office” shall mean, with respect to all matters relating to the making and repayment of Canadian Loans, and all interest thereon, the office of the Canadian Administrative Branch at 130 King Street West, Suite 2140, Toronto, Ontario, Canada M5X 1E4, Attention: Donna Hallim and Ken Argue (facsimile: (416) 361-0085) or such other office(s) located in Canada, as the Administrative Agent may designate to the Borrowers in writing from time to time.
     “Canadian Revolving Loan” shall mean a loan made to a Canadian Borrower pursuant to Section 2.01(b) hereof.
     “Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
     “Captive Insurance Company” shall mean any of First Colonial Insurance Company, First Continental Services Company or RSIF International Limited, each of which are wholly-owned (directly or indirectly) Subsidiaries of the Company, or any other captive insurance company that is a wholly-owned (directly or indirectly) Subsidiary of the Company.
     “CDOR Rate” shall mean, for any day, the stated average of the rates applicable to C$ bankers’ acceptances for an amount comparable to that for which such rate is being determined and for a term comparable to that for which such rate is being determined (which, in the case of a BA Equivalent Loan, shall be the Interest Period applicable thereto) and appearing as at 10:00 A.M. (Toronto, Ontario time) on the “Reuters Screen CDOR Page” on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, however, that if no such rate appears on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the discount rates (calculated on an annual basis) for an amount comparable to that for which such rate is being determined and for the term referred to above applicable to C$ bankers’ acceptances quoted by the Schedule I Reference Canadian Lenders as of 10:00 A.M., Toronto time, on such date or, if such date is not a Business Day, then on the immediately preceding Business Day.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.
     “Closing Date” shall mean the date of the initial Loans hereunder.
     “Closing Fee Letter” shall mean the Closing Fee Letter, dated as of the Closing Date, between the Company and the Administrative Agent, for the benefit of the Lenders, as the same may from time to time be amended, restated or otherwise modified.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.
     “Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services in the ordinary course of business.
     “Commitment” shall mean (i) with respect to each Lender, its obligation to make Revolving Loans and participate in Revolving LC Issuances pursuant to its Revolving Commitment, (ii) with respect to each Canadian Lender, its obligation to make Canadian Revolving Loans and participate in Canadian LC Issuances under the Canadian Facility pursuant to its Canadian Commitment, (iii) with respect to the Swing Line Lender, its obligations to make Swing Loans under the Swing Line Facility pursuant to Section 2.01(c), and (iv) with respect to each LC Issuer, its obligation to issue Letters of Credit under and in accordance with the terms of this Agreement.
     “Commitment Period” shall mean the period from the Closing Date to but not including the Commitment Termination Date.
     “Commitment Termination Date” shall mean the earlier of (i) December 29, 2011, and (ii) the date that the Commitments have been terminated pursuant to Section 2.02 or 10.01 hereof; provided, however, that if the Commitment Termination Date is not a Business Day, the Commitment Termination Date shall mean the next preceding Business Day.
     “Company” shall have the meaning provided in the first paragraph hereof.
     “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.
     “Credit Facility Exposure” shall mean, for any Lender at any time, the Dollar Equivalent of the sum of (i) such Lender’s Revolving Exposure at such time; (ii) in the case of the Swing Line Lender, (A) if the principal amount of Swing Loans outstanding at such time does not exceed the Funded Swing Loan Threshold, the principal amount of Swing Loans outstanding at such time and (B) if the principal amount of Swing Loans outstanding at such time exceeds the Funded Swing Loan Threshold, 50% of the principal amount of Swing Loans outstanding at such time; (iii) in the case of the Funded Swing Line Participant, if the principal amount of Swing Loans outstanding at such time exceeds the Funded Swing Loan Threshold, 50% of the principal amount of Swing Loans outstanding at such time; and (iv) if such Lender is a Canadian Lender (whether directly or through its Canadian Lending Installation), such Canadian Lender’s Canadian Facility Exposure at such time.
     “Default” shall mean an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Designated Foreign Currency” shall mean Euros, Canadian Dollars, British pounds and, additionally, any other currency (other than Dollars) approved in writing by each of the Lenders and that is freely traded and exchangeable into Dollars.
     “Disclosure Documents” shall mean the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2006 and quarterly report on Form 10-Q for the quarterly period ended August 31, 2006, in each case as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
     “Dollar Equivalent” shall mean, (i) with respect to an amount in Dollars, such amount, (ii) with respect to any Foreign Currency Loan to be made, the Dollar equivalent of the amount of such Foreign Currency Loan, determined by the Administrative Agent at approximately 11:00 A.M. London time on the date that is two Business Days before the date such Foreign Currency Loan is to be made (unless otherwise indicated by the terms of this Agreement) on the basis of its spot rate for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on the date such Foreign Currency Loan is to be made, (iii) with respect to any Letter of Credit to be issued in any Designated Foreign Currency, the Dollar equivalent of the Stated Amount of such Letter of Credit, determined by the applicable LC Issuer at approximately 11:00 A.M. London time on the date that is two Business Days before the issuance of such Letter of Credit (unless otherwise indicated by the terms of this Agreement) on the basis of its spot rate for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date of issuance, and (iv) with respect to any other amount, and with respect to Foreign Currency Loans and Letters of Credit issued in any Designated Foreign Currency at any other time, the Dollar equivalent of such amount, Foreign Currency Loan or Letter of Credit, as the case may be, determined by the Administrative Agent or the applicable LC Issuer, as the case may be, at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount or the amount of such Foreign Currency Loan or Letter of Credit, as the case may be, is being determined (unless otherwise indicated by the terms of this Agreement) on the basis of its spot rate for the purchase of the relevant Designated Foreign Currency with Dollars for delivery on such date.
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof, or the District of Columbia.

     “EBITDA” shall mean, for any period, determined on a consolidated basis for the Company and its Subsidiaries, (i) net income of the Company and its Subsidiaries (calculated before provision for income taxes, interest expense, extraordinary items, non-recurring gains or losses in connection with asset dispositions, income attributable to equity in affiliates, all amounts attributable to depreciation and amortization and non-cash charges associated with asbestos liabilities) for such period, minus (ii) cash payments made by the Company or any of its Subsidiaries in respect of asbestos liabilities (which liabilities include, without limitation, defense costs and indemnification liabilities incurred in connection with asbestos liabilities) during such period.
     “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, (B) each LC Issuer, and (C) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of its Subsidiaries.
     “Environmental Laws” shall mean any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or release of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.
     “Environmental Liabilities” shall mean all liabilities in connection with or relating to the business, assets, presently or previously owned or leased property, activities (including, without limitation, off-site disposal) or operations of the Company and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurodollar Base Rate” shall mean, with respect to any Eurodollar Loans, the rate per annum appearing on the applicable electronic page of Reuters (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the first day of the Interest Period for such Eurodollar Loans, as the rate for Dollar deposits for a period comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Loans for such Interest Period shall be the arithmetic mean, as calculated by the Administrative Agent, of the respective rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by the Reference Lenders at approximately 11:00 a.m. London time by the principal London branch of each of the Reference Lenders on the day two Business Days prior to the first day of the Interest Period for such Loans for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to such Interest Period and the principal amount of the Eurodollar Loan which shall be made by such Reference Lender and outstanding during such Interest Period. If any Reference Lender does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Lender or Lenders or, if none of such quotations is available on a timely basis, the provisions of Section 6.02 shall apply.
     “Eurodollar Loan” shall mean a Revolving Loan the interest on which is determined on the basis of rates referred to in the definition of “Eurodollar Base Rate” in this Section 1.01.
     “Eurodollar Rate” shall mean, for any Eurodollar Loans, a rate per annum determined by the Administrative Agent to be equal to (i) the Eurodollar Base Rate for such Loans for the Interest Period for such Loans divided by (ii) 1 minus the Eurodollar Reserve Requirement for such Loans for such Interest Period.
     “Eurodollar Reserve Requirement” shall mean, for any Eurodollar Loans for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Cleveland, Ohio with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of “Eurodollar Base Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets which include Eurodollar Loans.
     “Event of Default” shall have the meaning assigned to such term in Section 10.01 hereof.
     “Existing Letters of Credit” shall mean each of the letters of credit issued by National City listed on Schedule 3 hereto.
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Cleveland, Ohio on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to National City on such day on such transactions as determined by the Administrative Agent.

     “Fitch” means Fitch Investors Service Inc. and its successors.
     “Fitch Rating” means, on any date of determination, the rating accorded the Company’s senior unsecured long-term debt by Fitch (or if the Obligations are secured, the rating accorded to the Company’s senior secured long-term debt by Fitch), or if such rating is unavailable, the Company’s long-term issuer default rating accorded to it by Fitch.
     “Fixed Rate Loan” shall mean any Eurodollar Loan, Foreign Currency Loan or BA Equivalent Loan.
     “Foreign Borrower” shall mean any Canadian Borrower or Foreign Revolving Borrower.
     “Foreign Currency Loan” shall mean each Revolving Loan denominated in a Designated Foreign Currency and bearing interest at a rate based upon the Adjusted Foreign Currency Rate.
     “Foreign Lending Office” shall mean, with respect to each Lender, in the case of matters relating to the Foreign Revolving Borrowers, the office(s) designated by such Lender to the Administrative Agent as such Lender’s lending office(s) for purposes of making Loans to each such Foreign Revolving Borrower.
     “Foreign Revolving Borrower” shall mean RPM Lux, RPOW-UK, RPM Europe, or any other Foreign Subsidiary that becomes a Revolving Borrower pursuant to Section 2.09(b) hereof; provided, however, that a Canadian Borrower shall not be eligible to be a Foreign Revolving Borrower hereunder.
     “Foreign Revolving Borrower Obligations” shall mean all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every Type or description, and at any time existing, owing by any Foreign Revolving Borrower to the Administrative Agent, any Lender or LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Borrower of any insolvency proceeding, regardless of whether such interest and fees are allowed claims in such proceeding).
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “Funded Swing Line Participant” shall mean KeyBank.
     “Funded Swing Line Participation Amount” shall have the meaning provided in Section 2.01(c)(i).
     “Funded Swing Loan Threshold” shall mean $10,000,000.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.
     “Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm’s length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Hazardous Substances” shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.
     “Increasing Canadian Lender” shall have the meaning set forth in Section 2.02(d).
     “Increasing Lender” shall have the meaning set forth in Section 2.02(c).
     “Indebtedness” shall mean, as to any Person (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable incurred in the ordinary course of business; (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.
     “Interest Expense” shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense.
     “Interest Period” shall mean, with respect to each Fixed Rate Loan, a period of one, two, three or six months as selected by the applicable Borrower; provided, however, that (i) the initial Interest Period for any borrowing of such Fixed Rate Loan shall commence on the date of such borrowing (the date of a borrowing resulting from a conversion of a Loan into a Fixed Rate Loan or continuation of a Fixed Rate Loan shall be the date of such conversion or continuation) and each Interest Period occurring thereafter in respect of such borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Fixed Rate Loan may be selected that would end after the Commitment Termination Date; and (v) if, upon the expiration of any Interest Period, the applicable Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective borrowing of Fixed Rate Loans as provided above, such Borrower shall be deemed to have elected to convert such borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period or, in the case of any Foreign Currency Loan, such Borrower shall be required to repay the same in full.
     “Investments” shall have the meaning assigned to such term in Section 9.12 hereof.
     “Joinder Agreement” has the meaning provided in Section 7.03(a).
     “KeyBank” shall mean KeyBank National Association and its successors and assigns.
     “LC Documents” shall mean, with respect to any Letter of Credit, any documents executed in connection with such Letter of Credit, including the Letter of Credit itself.
     “LC Fee” shall mean any of the fees payable pursuant to Section 2.03(d) or (e) in respect of Letters of Credit.
     “LC Issuance” shall mean any Canadian LC Issuance or Revolving LC Issuance.
     “LC Issuer” shall mean (i) with respect to any Revolving Letter of Credit, National City or any of its Affiliates, or such other Lender that is requested by the Company and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent, and (ii) with respect to any Canadian Letter of Credit, National City Bank, Canada Branch or any of its affiliates that is a Qualified Canadian Lender or such other Qualified Canadian Lender that is approved by the Company and agrees to be an LC Issuer hereunder and is approved by the Administrative Agent.
     “LC Obligor” shall mean (i) with respect to any Revolving Letter of Credit, the Company, any of its Domestic Subsidiaries or any other Revolving Borrower for whose account such Revolving Letter of Credit is issued, and (ii) with respect to any Canadian Letter of Credit, any Canadian Borrower or any of the Company’s Subsidiaries organized under the laws of Canada or any province thereof.
     “Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to Section 13.06, other than any such Person that ceases to be a party hereto pursuant to Section 13.06. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender and the Funded Swing Line Participant.
     “Lender Register” shall mean a register on or in which the Administrative Agent will record the names and addresses of the Lenders and the Commitments from time to time of each of the Lenders.

     “Letter of Credit” shall mean any Canadian Letter of Credit or any Revolving Letter of Credit.
     “Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Liquid Investments” shall mean (i) certificates of deposit maturing within 90 days of the acquisition thereof denominated in Dollars and issued by (X) a Lender or (Y) a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A- or higher by S&P or A3 or higher by Moody’s; (ii) obligations issued or guaranteed by the United States of America, with maturities not more than one year after the date of issue; (iii) commercial paper with maturities of not more than 90 days and a published rating of not less than A-1 from S&P or P-1 from Moody’s; and (iv) municipal and/or corporate bonds rated A or higher from S&P or A2 or higher from Moody’s.
     “Loan” shall mean any Revolving Loan, Swing Loan or Canadian Revolving Loan.
     “Loan Documents” shall mean this Agreement, the Notes, the Arranger Fee Letter, the Closing Fee Letter, any Joinder Agreement and any LC Document.
     “Majority Lenders” shall mean, at any time, Lenders whose Revolving Exposure, Canadian Facility Exposure, unused Revolving Commitments and unused Canadian Commitments constitute at least 51% of the sum of the total Revolving Exposure, Canadian Facility Exposure, unused Revolving Commitments and unused Canadian Commitments of all Lenders at such time; provided, that, for purposes of calculating “Majority Lenders,” if the Revolving Commitments and/or Canadian Commitments have been terminated pursuant to Section 10.01 hereof or expired, then the Revolving Commitments and/or Canadian Commitments of the Lenders immediately prior to such termination or expiration shall be used.
     “Material Adverse Effect” shall mean (i) a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities (including, without limitation, tax and ERISA liabilities and Environmental Liabilities), business, operations, capitalization, shareholders’ equity, franchises or prospects of the Company and its Subsidiaries, taken as a whole; or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Note.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Moody’s Rating” means, on any date of determination, the rating accorded the Company’s senior unsecured long-term debt by Moody’s (or if the Obligations are secured, the rating accorded to the Company’s senior secured long-term debt by Moody’s), or if such rating is unavailable, the Company’s long-term issuer credit rating accorded to it by Moody’s.

     “Multiemployer Plan” shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.
     “National City” shall mean National City Bank and its successors and assigns.
     “Notes” shall mean the Revolving Notes, the Canadian Facility Notes and the Swing Line Notes.
     “Notice of Swing Loan Refunding” has the meaning provided in Section 2.01(c)(ii).
     “Obligations” shall mean all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by any Borrower to the Administrative Agent, any Lender, the Swing Line Lender or LC Issuer pursuant to the terms of this Agreement or any other Loan Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Borrower of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code).
     “Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.
     “Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or contributed to, by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by the Company or any Person which was at such time a member of the Controlled Group for employees of any Person which was at such time a member of the Controlled Group.
     “Post-Default Rate” shall mean, in respect of any principal of any Loan, Unpaid Drawing or any other amount payable by any Borrower under this Agreement, a rate per annum equal to the sum of 2% plus the higher of (i) the Base Rate as in effect from time to time and (ii) in the case of any Loan, the rate of interest (if any) otherwise applicable to such Loan.

     “Prime Rate” shall mean the rate of interest from time to time announced by National City at the Principal Office as its prime commercial lending rate. Each change in the interest rate provided for herein resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.
     “Principal Office” shall mean, with respect to all matters other than those relating to the repayment of Canadian Revolving Loans, Canadian LC Issuances or other Canadian Obligations, the office of the Administrative Agent at 629 Euclid Avenue, Locator 01-3028, Cleveland, Ohio 44114, Attention: Agent Services (facsimile: (216) 222-0103), or such other office(s), as the Administrative Agent may designate to the Company in writing from time to time.
     “Purchase Date” has the meaning provided in Section 2.01(c)(iii).
     “Qualified Canadian Lender” means any Lender who is either (i) resident in Canada for the purpose of the Income Tax Act (Canada) or (ii) an “authorized foreign bank”, as defined in section 2 of the Bank Act (Canada) and Section 248 of the Income Tax Act (Canada), which holds all loans to the Canadian Borrowers hereunder as part of its “Canadian banking business”, for purposes of the Income Tax Act (Canada), with the result that such Lender is deemed to be resident in Canada for the purposes of Part XIII of the Income Tax Act (Canada), in respect of any amount paid or credited or to be paid or credited to that Lender under this Agreement.
     “Quarterly Dates” shall mean the last Business Day of each March, June, September and December.
     “Rating Agency” means any of Fitch, Moody’s or S&P.
     “Receivables” shall mean all accounts receivable of the Company or any of its Subsidiaries (including any thereof constituting or evidenced by accounts, chattel paper, instruments or general intangibles), and rights (contractual and other) and collateral related thereto and all proceeds thereof.
     “Receivables Subsidiary” shall mean any special purpose, bankruptcy remote Subsidiary of the Company that acquires, on a revolving or evergreen basis, Receivables generated by the Company or any of its Subsidiaries and that engages in no operations or activities other than those related to receivables securitizations.
     “Reference Lenders” shall mean each of National City and KeyBank.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
     “Regulatory Change” shall mean, with respect to any Lender, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including such Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     “Release” shall mean any discharge, emission or release, including a “RELEASE” as defined in CERCLA at 42 U.S.C. Section 9601(22). The term “Released” shall have a corresponding meaning.
     “Revolving Borrower” shall mean the Company or any Foreign Revolving Borrower.
     “Revolving Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” as the same may be adjusted from time to time pursuant to Section 2.02 or as a result of assignments to or from such Lender pursuant to Section 13.06.
     “Revolving Exposure” shall mean, for any Lender at any time, the Dollar Equivalent of the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender’s share of the Revolving LC Outstandings at such time.
     “Revolving LC Commitment Amount” shall mean the Dollar Equivalent of $25,000,000.
     “Revolving LC Issuance” shall mean the issuance of any Revolving Letter of Credit by an LC Issuer for the account of the Company or any Revolving Borrower in accordance with the terms of this Agreement, and shall include any amendment thereto that increases the Stated Amount thereof or extends the expiry date of such Revolving Letter of Credit.
     “Revolving LC Outstandings” shall mean, at any time, the sum, without duplication, of (i) the Dollar Equivalent of the aggregate Stated Amount of all outstanding Revolving Letters of Credit and (ii) the Dollar Equivalent of the aggregate amount of all Unpaid Drawings with respect to Revolving Letters of Credit.
     “Revolving LC Participant” has the meaning provided in Section 2.01(d)(vii).
     “Revolving LC Participation” has the meaning provided in Section 2.01(d)(vii).
     “Revolving LC Request” has the meaning provided in Section 2.01(d)(ii).
     “Revolving Letter of Credit” shall mean (i) any Standby Letter of Credit or Commercial Letter of Credit, in each case issued by an LC Issuer under this Agreement pursuant to Section 2.01(d), or (ii) any Existing Letter of Credit.
     “Revolving Loan” shall mean a loan made to a Revolving Borrower pursuant to Section 2.01(a) hereof.
     “Revolving Note” shall mean a promissory note substantially in the form of Exhibit A-1 hereto.
     “Revolving Percentage” shall mean, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.
     “S&P Rating” means, on any date of determination, the rating accorded to the Company’s senior unsecured long-term debt by S&P (or if the Obligations are secured, the rating accorded to the Company’s senior secured long-term debt by S&P), or if such rating is unavailable, the Company’s long-term issuer credit rating accorded to it by S&P.
     “Schedule I Canadian Lender” shall mean any bank named on Schedule I to the Bank Act (Canada).
     “Schedule I Reference Canadian Lenders” shall mean Canadian Imperial Bank of Commerce and The Bank of Nova Scotia.
     “Schedule II/III Canadian Lender” shall mean any bank named on Schedule II or Schedule III to the Bank Act (Canada).
     “Senior Officer” shall mean the chief executive officer, president, chief financial officer, chief administrative officer, chief operating officer or vice president-treasurer of the Company.
     “Sharing Date” shall mean the date upon the earliest to occur of (i) the termination of the Commitments pursuant to Section 10.01 hereof, (ii) the acceleration of the Obligations pursuant to 10.01 hereof, (iii) the occurrence of an Event of Default pursuant to Section 10.01(f) or (g), but only if such Event of Default relates to a Borrower, or (iv) the Commitment Termination Date, to the extent that any of the Obligations (other than contingent indemnification obligations) remain outstanding as of the close of business (local time in the Principal Office) as of such date.
     “Sharing Percentage” shall mean, with respect to each Lender, a percentage determined for such Lender on the Sharing Date obtained by dividing the Credit Facility Exposure of such Lender on the Sharing Date by the Aggregate Credit Facility Exposure on the Sharing Date, in each case as calculated, with respect to any amounts outstanding in a Designated Foreign Currency, using the Dollar Equivalent of such amount in effect on the Sharing Date, as the foregoing percentage may be adjusted as a result of any assignments made pursuant to Section 13.06 hereof after the Sharing Date.
     “Significant Subsidiary” shall mean at any time any Subsidiary of the Company, except Subsidiaries of the Company which, if aggregated and considered as a single Subsidiary at the time of occurrence with respect to such Subsidiaries of any event or condition of the kind described in clause (e), (f) or (g) of Section 10.01, would not meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission; provided that for purposes of Section 9.04 only, “Significant Subsidiary” shall mean at any time any Subsidiary which would meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

     “Standby Letter of Credit” shall mean any standby letter of credit issued for the purpose of supporting workers compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations or for other lawful purposes.
     “Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).
     “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (ii) any other corporation, limited liability company, partnership or other entity of which ownership interests representing at least a majority of the ordinary voting power or, in the case of partnership, at least a majority of the general partnership interests, are, as of such date, directly or indirectly owned, controlled or held by the parent and/or one or more of its Subsidiaries.
     “Swing Line Commitment” shall mean $20,000,000.
     “Swing Line Facility” shall mean the credit facility established under Section 2.01(c).
     “Swing Line Facility Exposure” shall mean, at any time, the sum of the principal amount of Swing Loans outstanding at such time.
     “Swing Line Lender” shall mean National City.
     “Swing Line Note” shall mean a promissory note substantially in the form of Exhibit A-2 hereto.
     “Swing Loan” shall mean any loan made by the Swing Line Lender under the Swing Line Facility.
     “Swing Loan Maturity Date” shall mean the earlier of (i) (A) with respect to any Swing Loan (other than an Automatic Swing Loan), the last day of the period for such Swing Loan as established by the Swing Line Lender and agreed to by the Company, which shall be less than 15 days, and (B) with respect to any Automatic Swing Loan, the Business Day immediately succeeding the day on which such Automatic Swing Loan was made, and (ii) the Commitment Termination Date.
     “Swing Loan Participation” has the meaning provided in Section 2.01(c)(iii).
     “Swing Loan Participation Amount” has the meaning provided in Section 2.01(c)(iii).
     “Total Canadian Commitment” shall mean, at any time, the sum of the Canadian Commitments of the Canadian Lenders at such time. As of the Closing Date, the amount of the Total Canadian Commitment is $50,000,000.

     “Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of the Lenders at such time. As of the Closing Date, the amount of the Total Revolving Commitment is $350,000,000.
     “Type” shall mean any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which (x) for all purposes other than in the case of the Canadian Facility, shall be a Base Rate Loan, a Eurodollar Loan, a Foreign Currency Loan or a Swing Loan, and (y) in the case of the Canadian Facility, shall be a Canadian Base Rate Loan or a BA Equivalent Loan.
     “Unfunded Liabilities” shall mean, with respect to any Plan, at any time, the amount (if any) by which (i) the value of all benefits liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any member of the Controlled Group to the PBGC or any other Person under Title IV of ERISA.
     “Unpaid Drawing” shall mean, with respect to any Letter of Credit, the aggregate Dollar or Dollar Equivalent amount, as applicable, of the draws made on such Letter of Credit that have not been reimbursed by the Company or the applicable LC Obligor or, in the case of any Revolving Letter of Credit, converted to a Revolving Loan pursuant to Section 2.01(d)(vi), or in the case of any Canadian Letter of Credit, converted to a Canadian Revolving Loan pursuant to Section 2.01(e)(vi), and, in each case, all interest that accrues thereon pursuant to this Agreement.
     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.
     1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in Section 9, the Company may by notice to the Administrative Agent, or the Administrative Agent (at the request of the Majority Lenders) may by notice to the Company, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Company, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 9.01 after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. To enable the ready determination of compliance with the covenants set forth in Section 9 hereof, the Company will not change from May 31 in each year the date on which its fiscal year ends, nor from August 31, November 30 and February 28 (or 29) the dates on which the first three fiscal quarters in each fiscal year end.

     1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.
     1.04 Currency Equivalents.
     (a) Except as otherwise specified herein, all references herein or in any other Loan Document to a dollar amount shall mean such amount in Dollars or, if the context so requires, the Dollar Equivalent of such amount in any Designated Foreign Currency.
     (b) The Administrative Agent shall (i) determine the Dollar Equivalent of the principal amount of all outstanding Foreign Currency Loans and Canadian Revolving Loans and the Stated Amount of all outstanding Letters of Credit denominated in a Designated Foreign Currency by not later than the close of business on each Calculation Date and (ii) give notice thereof to the Lenders and the Company promptly thereafter. The Dollar Equivalent so determined shall become effective on the first Business Day immediately following the applicable Calculation Date and shall remain effective until the next succeeding Calculation Date.
     (c) In determining whether the Company and its Subsidiaries have exceeded any basket limitation set forth in Section 9.11, 9.12, 9.16 or 10.01(b), (h) or (i), the Company and its Subsidiaries shall not be deemed to have exceeded any such basket limitation to the extent that, and only to the extent that, any such basket limitation was exceeded solely as a result of fluctuations in the exchange rate applicable to any Designated Foreign Currency.
     1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     SECTION 2. COMMITMENTS.
     2.01 Loans and Letters of Credit.
     (a) Revolving Loans. During the Commitment Period, each Lender that has a Revolving Commitment severally agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to each Revolving Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans (i) may, except as set forth herein, at the option of each Revolving Borrower, be incurred and maintained as, or converted into, Revolving Loans that are Base Rate Loans, Eurodollar Loans or Foreign Currency Loans, in each case denominated in Dollars or a Designated Foreign Currency, provided that all Revolving Loans made as part of the same borrowing shall, unless otherwise specifically provided herein, be made to the same Revolving Borrower and consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, (A) the Revolving Exposure of any Lender would exceed such Lender’s Revolving Commitment, (B) the Aggregate Revolving Exposure would exceed the Total Revolving Commitment, or (C) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 3.02(b).
     (b) Canadian Revolving Loans. At any time during the Commitment Period, each Canadian Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Canadian Revolving Loan or Canadian Revolving Loans to the Canadian Borrowers from time to time pursuant to such Canadian Lender’s Canadian Commitment, which Canadian Revolving Loans (i) may, except as set forth herein, at the option of the Canadian Borrowers, be incurred and maintained as, or converted into, Canadian Revolving Loans that are Canadian Base Rate Loans or BA Equivalent Loans, in each case denominated in Canadian Dollars, provided that all Canadian Revolving Loans made as part of the same borrowing shall, unless otherwise specifically provided herein, be made to the same Canadian Borrower and consist of Canadian Revolving Loans of the same Type; (ii) may be repaid or prepaid and re-borrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Canadian Revolving Loan, (A) the Canadian Facility Exposure of any Canadian Lender would exceed such Canadian Lender’s Canadian Commitment, (B) the Aggregate Canadian Facility Exposure would exceed the Total Canadian Commitment, or (C) any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 3.02(b).
     (c) Swing Line Facility.
     (i) Swing Loans. During the Commitment Period, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make a Swing Loan or Swing Loans to the Company, which Swing Loans (A) shall be payable on the Swing Loan Maturity Date applicable to each such Swing Loan; (B) shall be made only in Dollars; (C) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (D) may only be made if after giving effect thereto (1) the Swing Line Facility

Exposure would not exceed the Swing Line Commitment, and (2) the Aggregate Revolving Exposure would not exceed the Total Revolving Commitment; (E) shall not be made if, after giving effect thereto, any Borrower would be required to prepay Loans or cash collateralize Letters of Credit pursuant to Section 3.02(b); and (F) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan. On the day that a Swing Loan is made by the Swing Line Lender and after giving effect to such Swing Loan the aggregate amount of Swing Loans outstanding at such time would exceed the Funded Swing Loan Threshold, the Funded Swing Line Participant shall (x) be deemed to have purchased an undivided participating interest in all outstanding Swing Loans in an amount equal to 50% of all outstanding Swing Loans (the “Funded Swing Line Participation Amount”) and (y) pay to the Swing Line Lender, in immediately available funds, the Funded Swing Line Participation Amount. If any amount required to be paid by the Funded Swing Line Participant pursuant to the above is not paid on the date such payment is due, the Funded Swing Line Participant shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. The Swing Line Lender shall remit to the Funded Swing Line Participant its pro rata portion of interest due and payable under Section 4.02 hereof in respect of the Funded Swing Line Participation Amount promptly after receipt of such interest by the Company. The obligations of the Funded Swing Line Participant to participate in Swing Loans in accordance with the foregoing are in addition to its obligations as a Lender to participate in Swing Loans pursuant to Section 2.01(c)(ii).
     (ii) Swing Loan Refunding. At any time the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Loan Refunding”). Promptly upon receipt of a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 10.01(f) or (g) in respect of the Company has occurred, the Company. If no Event of Default has occurred and is continuing at the time the Administrative Agent receives a Notice of Swing Loan Refunding, the Administrative Agent shall give notice of the contents of such Notice of Swing Loan Refunding to the Company and permit the Company to convert such Swing Loans into Fixed Rate Loans within three Business Days after the Administrative Agent delivers such notice to the Company, and if the Company fails to so convert such Swing Loans on or before the third Business Day, such Swing Loans shall be converted to Eurodollar Loans with an Interest Period of one month. If an Event of Default has occurred and is continuing at the time the Administrative Agent receives a Notice of Swing Loan Refunding, such Notice of Swing Loan Refunding shall be deemed to constitute delivery by the Company of a notice requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Loans to which it relates, and such Swing Loans shall be converted to Base Rate Loans. Each Lender with a Revolving Commitment (including the Swing Line Lender and the Funded Swing Line Participant) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 7.02 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (iv) below) to make a Revolving Loan to the Company in the amount of such Lender’s Revolving Percentage of the aggregate amount of the Swing Loans to which such Notice of Swing Loan Refunding relates. Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Loans shall be made immediately available to the applicable Swing Line Lender and applied by it to repay the principal amount of the Swing Loans to which such Notice of Swing Loan Refunding relates.
     (iii) Swing Loan Participation. If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Loan Refunding, any of the events specified in Section 10.01 (f) or (g) shall have occurred in respect of the Company or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender and, if the Funded Swing Line Participant has purchased a participating interest in the Swing Loans that are the subject of such Notice of Swing Loan Refunding pursuant to Section 2.01(c)(i), the Funded Swing Line Participant), or each Lender (other than the Swing Line Lender and, if the Funded Swing Line Participant has purchased a participating interest in the Swing Loans that are the subject of such Notice of Swing Loan Refunding pursuant to Section 2.01(c)(ii), the Funded Swing Line Participant) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest (a “Swing Loan Participation”) in the outstanding Swing Loans to which such Notice of Swing Loan Refunding relates, in an amount (the “Swing Loan Participation Amount”) equal to such Lender’s Revolving Percentage of such outstanding Swing Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the applicable Swing Line Lender, in immediately available funds, such Lender’s Swing Loan Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s Swing Loan Participation in, such Swing Loans and its Swing Loan Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Loan Participation is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full. Upon receipt of such Swing Loan Participation Amount, if the Funded Swing Line Participant has purchased a participating interest in the Swing Loans related thereto, the Swing Line Lender shall pay to the Funded Swing Line Participant its pro rata portion of such amount owing to the Funded Swing Line Participant. Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Loan Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Company on account of the related Swing Loans, the Swing Line Lender will promptly distribute to such Lender its ratable share of such amount based on its Revolving Percentage of such amount on such date on account of its Swing Loan Participation (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.
     (iv) Obligations Unconditional. Each Lender’s obligation to make Revolving Loans pursuant to this Section 2.01(c) and/or to purchase Swing Loan Participations in connection with a Notice of Swing Loan Refunding shall be subject to the conditions that (A) such Lender shall have received a Notice of Swing Loan Refunding complying with the provisions hereof and (B) at the time the Swing Loans that are the subject of such Notice of Swing Loan Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Loan Refunding, and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Borrower, or any other Person, or any Borrower may have against any Lender or other Person, as the case may be, for any reason whatsoever; (2) the occurrence or continuance of a Default or Event of Default; (3) any event or circumstance involving a Material Adverse Effect; (4) any breach of any Loan Document by any party thereto; or (5) any other circumstance, happening or event, whether or not similar to any of the foregoing.
     (d) Revolving Letters of Credit.
     (i) LC Issuances. During the Commitment Period, the Company may request an LC Issuer at any time and from time to time to issue, for the account of any LC Obligor, and subject to and upon the terms and conditions herein set forth, each applicable LC Issuer agrees to issue from time to time Revolving Letters of Credit denominated and payable in Dollars or any Designated Foreign Currency and in each case in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no Revolving LC Issuance shall be made if, after giving effect thereto, (A) the Revolving LC Outstandings would exceed the Revolving LC Commitment Amount, (B) the Revolving Exposure of any Lender would exceed such Lender’s Revolving Commitment, (C) the Aggregate Revolving Exposure would exceed the Total Revolving Commitment, or (D) the Borrower would be required to prepay Loans or cash collateralize Revolving Letters of Credit pursuant to Section 3.02(b) hereof; provided, further, that such LC Issuer shall not issue any Revolving Letter of Credit if it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date of issuance from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 7.02 is not then satisfied. Subject to Section 2.01(d)(iii) below, each Revolving Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Commitment Termination Date.

     (ii) LC Requests. Whenever the Company desires that a Revolving Letter of Credit be issued for its account or the account of any other LC Obligor, the Company shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) (each such request, a “Revolving LC Request”), prior to 11:00 A.M. (Cleveland, Ohio time) at least three Business Days, or in the case of any Revolving LC Request for a Revolving Letter of Credit denominated in a Designated Foreign Currency, five Business Days (or such shorter period as may be acceptable to such LC Issuer), prior to the proposed date of issuance (which shall be a Business Day), which Revolving LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Revolving Letter of Credit for an account party other than the Company, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Revolving Letters of Credit, the terms and provisions of this Agreement shall control.
     (iii) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable Revolving LC Request, the applicable LC Issuer shall agree to issue a Revolving Letter of Credit that has automatic renewal provisions; provided, however, that any Revolving Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Revolving Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Revolving Letter of Credit is issued. Once any such Revolving Letter of Credit that has automatic renewal provisions has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Revolving Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Commitment Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (A) such LC Issuer has determined that it would have no obligation at such time to issue such Revolving Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-renewal from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 7.02 is not then satisfied.
     (iv) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by an LC Issuer and the applicable LC Obligor, when a Revolving Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

     (v) Notice of LC Issuance. Each applicable LC Issuer shall, on the date of each Revolving LC Issuance by it, give the Administrative Agent, each applicable Lender and the Company written notice of such Revolving LC Issuance, accompanied by a copy to the Administrative Agent of the Revolving Letter of Credit or Revolving Letters of Credit issued by it. Each applicable LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Revolving Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate Revolving LC Outstandings represented by Revolving Letters of Credit issued by such LC Issuer.
     (vi) Reimbursement Obligations.
          (A) The Company hereby agrees to reimburse (or cause any LC Obligor for whose account a Revolving Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to each such LC Issuer in immediately available funds at the payment office of each LC Issuer, for any Unpaid Drawing with respect to any Revolving Letter of Credit immediately after, and in any event on the date on which, such LC Issuer notifies the Company (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Company (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars or in the applicable Designated Foreign Currency in which such Revolving Letter of Credit is denominated, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 p.m. Cleveland, Ohio time on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Revolving Loans that are Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Post-Default Rate, any such interest also to be payable on demand. If by 11:00 a.m. Cleveland, Ohio time on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Company or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of the Company, a contemporaneous borrowing hereunder (if such borrowing is otherwise available to the Company), (x) the Company will in each case be deemed to have requested a Revolving Loan that is a Base Rate Loan in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed request for Revolving Loan), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Revolving Loans contemplated by such deemed request (which Revolving Loans shall be considered made under Section 2.01), and (z) the proceeds of such Revolving Loans shall be disbursed directly to such LC Issuer to the extent necessary to effect such reimbursement (and such disbursement shall be in full satisfaction of the obligation to make reimbursement in respect of such Unpaid Drawing), with any excess proceeds to be made available to the Company in accordance with the applicable provisions of this Agreement.

          (B) Each applicable LC Obligor’s obligation under this Section to reimburse each applicable LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Revolving Letter of Credit to conform to the terms of the Revolving Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Revolving Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.
     (vii) LC Participations.
          (A) Immediately upon each Revolving LC Issuance, the LC Issuer of such Revolving Letter of Credit shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender (each an “Revolving LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (an “Revolving LC Participation”), to the extent of such Lender’s Revolving Percentage of the Stated Amount of such Revolving Letter of Credit in effect at such time of issuance, in such Revolving Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 2.03(d) and the Revolving LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.03(d)(iii) or Section 2.03(d)(iv)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.
          (B) In determining whether to pay under any Revolving Letter of Credit, an LC Issuer shall not have any obligation relative to the Revolving LC Participants other than to determine that any documents required to be delivered under such Revolving Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Revolving Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Revolving Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for any LC Issuer any resulting liability.
          (C) In the event that an LC Issuer makes any payment under any Revolving Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.01(d)(vi), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving LC Participant of such failure, and each Revolving LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such Revolving LC Participant’s Revolving Percentage of such payment in Dollars or in the applicable Designated Foreign Currency in which such Revolving Letter of Credit is denominated and in same-day funds; provided, however, that no Revolving LC Participant shall be obligated to pay to the Administrative Agent its Revolving Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Revolving Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any Revolving LC Participant required to fund a payment under a Revolving Letter of Credit prior to 1:00 p.m. (local time at its Notice Office) on any Business Day, such Revolving LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such Revolving LC Participant’s Revolving Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such Revolving LC Participant shall not have so made its Revolving Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such Revolving LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any Revolving LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Revolving Percentage of any payment under any Revolving Letter of Credit shall not relieve any other Revolving LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Revolving Percentage of any payment under any Revolving Letter of Credit on the date required, as specified above, but no Revolving LC Participant shall be responsible for the failure of any other Revolving LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other Revolving LC Participant’s Revolving Percentage of any such payment.
          (D) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the Revolving LC Participants pursuant to subpart (C) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving LC Participant that has paid its Revolving Percentage thereof, in same-day funds, an amount equal to such Revolving LC Participant’s Revolving Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective Revolving LC Participations, as and to the extent so received.
          (E) The obligations of the Revolving LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Revolving Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances: (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (2) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Revolving Letter of Credit, any transferee of any

Revolving Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Revolving Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Revolving Letter of Credit), other than any claim that the applicable LC Obligor may have against such LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Revolving Letter of Credit; (3) any draft, certificate or other document presented under the Revolving Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (4) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (5) the occurrence of any Default or Event of Default.
          (F) To the extent an LC Issuer is not indemnified by the Company or any LC Obligor, the Revolving LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Revolving Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of Revolving LC Issuances by it; provided, however, that no Revolving LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.
     (viii) Existing Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed to have been issued by National City as an LC Issuer hereunder, and each Existing Letter of Credit shall constitute a Revolving Letter of Credit for all purposes hereof and under this Agreement and the other Loan Documents. The Company agrees that it shall be liable with respect to any drawing made under any of the Existing Letters of Credit in accordance with this Section and the other provisions of this Agreement. The Company and National City agree that on and after the Closing Date (i) the fees applicable to each Existing Letter of Credit shall be the fees set forth in this Agreement and, (ii) to the extent there is any reimbursement agreement in effect with respect to any Existing Letter of Credit and the terms of such reimbursement agreement and this Agreement in any way conflict or are inconsistent, the terms of this Agreement shall control.
(e) Canadian Letters of Credit.
     (i) LC Issuances. During the Commitment Period, a Canadian Borrower may request an LC Issuer at any time and from time to time to issue, for the account of any LC Obligor, and subject to and upon the terms and conditions herein set forth, each applicable LC Issuer agrees to issue from time to time Canadian Letters of Credit denominated and payable in Canadian Dollars in such form as may be approved by such LC Issuer and the Administrative Agent; provided, however, that notwithstanding the foregoing, no Canadian LC Issuance shall be made if, after giving effect thereto, (A) the

Canadian LC Outstanding would exceed the Canadian LC Commitment Amount, (B) the Canadian Facility Exposure of any Canadian Lender would exceed such Canadian Lender’s Canadian Commitment, (C) the Aggregate Canadian Facility Exposure would exceed the Total Canadian Commitment, or (D) the Canadian Borrower would be required to prepay Loans or cash collateralize Canadian Letters of Credit pursuant to Section 3.02(b) hereof; provided, further, that such LC Issuer shall not issue any Canadian Letter of Credit if it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date of issuance from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 7.02 is not then satisfied. Subject to Section 2.01(e)(iii) below, each Canadian Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (y) one year from the date of issuance thereof, or (z) 30 Business Days prior to the Commitment Termination Date.
     (ii) LC Requests. Whenever a Canadian Borrower desires that a Canadian Letter of Credit be issued for its account or the account of any other LC Obligor, such Canadian Borrower shall give the Administrative Agent and the applicable LC Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) (each such request, a “Canadian LC Request”), prior to 11:00 A.M. (Cleveland, Ohio time) at least three Business Days prior to the proposed date of issuance (which shall be a Business Day), which Canadian LC Request shall include such supporting documents that such LC Issuer customarily requires in connection therewith (including, in the case of a Canadian Letter of Credit for an account party other than such Canadian Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). In the event of any inconsistency between any of the terms or provisions of any LC Document and the terms and provisions of this Agreement respecting Canadian Letters of Credit, the terms and provisions of this Agreement shall control.
     (iii) Auto-Renewal Letters of Credit. If an LC Obligor so requests in any applicable Canadian LC Request, the applicable LC Issuer shall agree to issue a Canadian Letter of Credit that has automatic renewal provisions; provided, however, that any Canadian Letter of Credit that has automatic renewal provisions must permit such LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Canadian Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Canadian Letter of Credit is issued. Once any such Canadian Letter of Credit that has automatic renewal provisions has been issued, the Canadian Lenders shall be deemed to have authorized (but may not require) such LC Issuer to permit the renewal of such Canadian Letter of Credit at any time to an expiry date not later than 30 Business Days prior to the Commitment Termination Date; provided, however, that such LC Issuer shall not permit any such renewal if (A) such LC Issuer has determined that it would have no obligation at such time to issue such Canadian Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date that such LC Issuer is permitted to send a notice of non-

renewal from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 7.02 is not then satisfied.
     (iv) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by an LC Issuer and the applicable LC Obligor, when a Canadian Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce’s decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.
     (v) Notice of LC Issuance. Each applicable LC Issuer shall, on the date of each Canadian LC Issuance by it, give the Administrative Agent, each applicable Canadian Lender and the Company written notice of such Canadian LC Issuance, accompanied by a copy to the Administrative Agent of the Canadian Letter of Credit or Canadian Letters of Credit issued by it. Each applicable LC Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Canadian Lender) summary describing each Canadian Letter of Credit issued by such LC Issuer and then outstanding and an identification for the relevant period of the daily aggregate Canadian LC Outstandings represented by Canadian Letters of Credit issued by such LC Issuer.
     (vi) Reimbursement Obligations.
          (A) Each Canadian Borrower hereby agrees to reimburse (or cause any LC Obligor for whose account a Canadian Letter of Credit was issued to reimburse) each LC Issuer, by making payment directly to each such LC Issuer in immediately available funds at the payment office of each LC Issuer, for any Unpaid Drawing with respect to any Canadian Letter of Credit immediately after, and in any event on the date on which, such LC Issuer notifies such Canadian Borrower (or any such other LC Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to such Canadian Borrower (or such other LC Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Canadian Dollars, with interest on the amount so paid or disbursed by such LC Issuer, to the extent not reimbursed prior to 1:00 p.m. Cleveland, Ohio time on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such LC Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Canadian Revolving Loans that are Canadian Base Rate Loans or, if not reimbursed on the date of such payment or disbursement, at the Post-Default Rate, any such interest also to be payable on demand. If by 11:00 a.m. Cleveland, Ohio time on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, such Canadian Borrower or the relevant LC Obligor has not made such reimbursement out of its available cash on hand or, in the case of such Canadian Borrower, a contemporaneous borrowing hereunder (if such borrowing is otherwise available to such Canadian Borrower), (x) such Canadian Borrower will in each case be deemed to have requested a Canadian Revolving Loan that is a Canadian Base Rate Loan in an aggregate Dollar Equivalent principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed request for a Canadian Revolving Loan), (y) the Canadian Lenders shall, unless they are legally prohibited from doing so, make the Canadian Revolving Loans contemplated by such deemed request (which Canadian Revolving Loans shall be considered made under Section 2.01), and (z) the proceeds of such Canadian Revolving Loans shall be disbursed directly to such LC Issuer to the extent necessary to effect such reimbursement (and such disbursement shall be in full satisfaction of the obligation to make reimbursement in respect of such Unpaid Drawing), with any excess proceeds to be made available to such Canadian Borrower in accordance with the applicable provisions of this Agreement.
          (B) Each applicable LC Obligor’s obligation under this Section to reimburse each applicable LC Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such LC Obligor may have or have had against such LC Issuer, the Administrative Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Canadian Letter of Credit to conform to the terms of the Canadian Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that no LC Obligor shall be obligated to reimburse an LC Issuer for any wrongful payment made by such LC Issuer under a Canadian Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer.
     (vii) LC Participations.
          (A) Immediately upon each Canadian LC Issuance, the LC Issuer of such Canadian Letter of Credit shall be deemed to have sold and transferred to each Canadian Lender with a Canadian Commitment, and each such Canadian Lender (each an “Canadian LC Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation (a “Canadian LC Participation”), to the extent of such Canadian Lender’s Canadian Commitment Percentage of the Stated Amount of such Canadian Letter of Credit in effect at such time of issuance, in such Canadian Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of any LC Obligor under this Agreement with respect thereto (although LC Fees relating thereto shall be payable directly to the Administrative Agent for the account of the Canadian Lenders as provided in Section 2.03(e) and the Canadian LC Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 2.03(e)(iii) or Section 2.03(e)(iv)), the obligations of any LC Obligor under any LC Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing.
          (B) In determining whether to pay under any Canadian Letter of Credit, an LC Issuer shall not have any obligation relative to the Canadian LC

Participants other than to determine that any documents required to be delivered under such Canadian Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Canadian Letter of Credit. Any action taken or omitted to be taken by an LC Issuer under or in connection with any Canadian Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for any LC Issuer any resulting liability.
     (C) In the event that an LC Issuer makes any payment under any Canadian Letter of Credit and the applicable LC Obligor shall not have reimbursed such amount in full to such LC Issuer pursuant to Section 2.01(e)(vi), such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Canadian LC Participant of such failure, and each Canadian LC Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such LC Issuer, the amount of such Canadian LC Participant’s Canadian Commitment Percentage of such payment in Canadian Dollars and in same-day funds; provided, however, that no Canadian LC Participant shall be obligated to pay to the Administrative Agent its Canadian Commitment Percentage of such unreimbursed amount for any wrongful payment made by such LC Issuer under a Canadian Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such LC Issuer. If the Administrative Agent so notifies any Canadian LC Participant required to fund a payment under a Canadian Letter of Credit prior to 1:00 p.m. (local time at its Notice Office) on any Business Day, such Canadian LC Participant shall make available to the Administrative Agent for the account of the relevant LC Issuer such Canadian LC Participant’s Canadian Commitment Percentage of the amount of such payment on such Business Day in same-day funds. If and to the extent such Canadian LC Participant shall not have so made its Canadian Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant LC Issuer, such Canadian LC Participant agrees to pay to the Administrative Agent for the account of such LC Issuer, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such LC Issuer at the Federal Funds Effective Rate. The failure of any Canadian LC Participant to make available to the Administrative Agent for the account of the relevant LC Issuer its Canadian Commitment Percentage of any payment under any Canadian Letter of Credit shall not relieve any other Canadian LC Participant of its obligation hereunder to make available to the Administrative Agent for the account of such LC Issuer its Canadian Commitment Percentage of any payment under any Canadian Letter of Credit on the date required, as specified above, but no Canadian LC Participant shall be responsible for the failure of any other Canadian LC Participant to make available to the Administrative Agent for the account of such LC Issuer such other Canadian LC Participant’s Canadian Commitment Percentage of any such payment.
     (D) Whenever an LC Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such LC Issuer any payments from the Canadian LC Participants pursuant to subpart (C) above, such LC Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Canadian LC Participant that has paid its Canadian Commitment

Percentage thereof, in same-day funds, an amount equal to such Canadian LC Participant’s Canadian Commitment Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective Canadian LC Participations, as and to the extent so received.
     (E) The obligations of the Canadian LC Participants to make payments to the Administrative Agent for the account of each LC Issuer with respect to Canadian Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances: (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (2) the existence of any claim, set-off defense or other right that any LC Obligor may have at any time against a beneficiary named in a Canadian Letter of Credit, any transferee of any Canadian Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Canadian Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the applicable LC Obligor and the beneficiary named in any such Canadian Letter of Credit), other than any claim that the applicable LC Obligor may have against such LC Issuer for gross negligence or willful misconduct of such LC Issuer in making payment under any applicable Canadian Letter of Credit; (3) any draft, certificate or other document presented under the Canadian Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (4) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (5) the occurrence of any Default or Event of Default.
     (F) To the extent an LC Issuer is not indemnified by a Canadian Borrower or any applicable LC Obligor, the Canadian LC Participants will reimburse and indemnify such LC Issuer, in proportion to their respective Canadian Commitment Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such LC Issuer in performing its respective duties in any way related to or arising out of Canadian LC Issuances by it; provided, however, that no Canadian LC Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from such LC Issuer’s gross negligence or willful misconduct.
     2.02 Adjustment of Commitments.
     (a) Mandatory Termination. The Commitments shall be terminated on the Commitment Termination Date. Once terminated, the Commitments may not be reinstated.
     (b) Optional Reductions. The Company shall have the right to terminate or reduce the Commitments at any time or from time to time, provided that: (i) the Company shall give notice of each such termination or reduction to the Administrative Agent as provided in Section 5.05 hereof, (ii) each partial reduction shall be in an aggregate amount equal to $10,000,000 or any greater multiple of $5,000,000 and (iii) no such reduction shall be permitted unless and until, in connection therewith, any mandatory prepayments that would be required to be made upon the effectiveness of such a reduction has been made. Once terminated or, subject to Section 2.02 (c) and (d), reduced, the Commitments may not be reinstated.
     (c) Additional Revolving Commitments. At any time during the Commitment Period, if no Default or Event of Default shall have occurred and be continuing at such time, the Company may, if it so elects, increase the aggregate amount of the Revolving Commitments, by agreeing with one or more existing Lenders that such Lenders’ Revolving Commitments shall be increased (each such Lender agreeing to increase its Revolving Commitment is hereinafter referred to as an “Increasing Lender”). If the Increasing Lender(s) shall have agreed to increase their respective Revolving Commitments by an aggregate amount less than the increase requested by the Company in accordance with this clause (d), the Company may arrange for one or more banks or other entities, in each case acceptable to the Administrative Agent (each such bank or entity is hereinafter referred to as an “Augmenting Lender”) to commit to making Revolving Loans pursuant to a Revolving Commitment hereunder in an amount no less than $15,000,000. Upon execution and delivery by the Company and each such Increasing Lender and/or Augmenting Lender of an instrument of assumption and such other documentation reasonably requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, each such Increasing Lender and/or Augmenting Lender shall have a Revolving Commitment as therein set forth; provided that (i) such increase may only occur once, on a single date, (ii) the Company shall provide prompt notice of such increase to the Administrative Agent not less than 30 days prior to the proposed increase date, which shall promptly notify the other Lenders, (iii) the aggregate amount of all such increases made pursuant to this clause (d) shall not exceed $100,000,000, and (iv) the sum of the Total Revolving Commitment and Total Canadian Commitment, after giving effect to such increase, shall at no time exceed $575,000,000. Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this clause (d), within five Business Days in the case of all Revolving Loans that are Base Rate Loans outstanding, and at the end of the then current Interest Period with respect thereto in the case of all Eurodollar Loans then outstanding, the Company shall prepay such Loans in their entirety, and, to the extent the Company elects to do so and subject to the conditions specified in Section 7, the Company shall reborrow Revolving Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Revolving Loans are held by the Lenders in such proportion.
     (d) Additional Canadian Commitments. At any time during the Commitment Period, if no Default or Event of Default shall have occurred and be continuing at such time, the Company may, if it so elects, increase the aggregate amount of the Canadian Commitments, by agreeing with one or more existing Canadian Lenders that such Canadian Lenders’ Canadian Commitments shall be increased (each such Canadian Lender agreeing to increase its Canadian Commitment is hereinafter referred to as an “Increasing Canadian Lender”). If the Increasing Canadian Lender(s) shall have agreed to increase their respective Canadian Commitments by an aggregate amount less than the increase requested by the Company in accordance with this clause (e), the Company may arrange for one or more banks or other entities, in each case acceptable to the Administrative Agent (each such bank or entity is hereinafter referred to as an “Augmenting Canadian Lender”) to commit to making Loans pursuant to a Canadian Commitment hereunder in an amount no less than $5,000,000. Upon execution and delivery by the Company, each Canadian Borrower and each such Increasing Canadian Lender and/or Augmenting Canadian Lender of an instrument of assumption and such other documentation reasonably requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, each such Increasing Canadian Lender and/or Augmenting Canadian Lender shall have a Canadian Commitment as therein set forth; provided that (i) such increase may only occur once, on a single date, (ii) the Company shall provide prompt notice of such increase to the Administrative Agent not less than 30 days prior to the proposed increase date, which shall promptly notify the other Lenders, (iii) the aggregate amount of all such increases shall not exceed $75,000,000, and (iv) the sum of the Total Revolving Commitment and Total Canadian Commitment, after giving effect to such increase, shall at no time exceed $575,000,000. Upon any increase in the aggregate amount of the Canadian Commitments pursuant to this clause (e), within five Business Days in the case of all Canadian Revolving Loans then outstanding, the Canadian Borrowers shall prepay such Canadian Revolving Loans in their entirety, and, to the extent the Canadian Borrowers elect to do so and subject to the conditions specified in Section 7, the Canadian Borrowers shall reborrow Loans from the Canadian Lenders in proportion to their respective Canadian Commitments after giving effect to such increase, until such time as all outstanding Canadian Revolving Loans are held by the Canadian Lenders in such proportion.
     2.03 Fees.
     (a) Facility Fees.
     (i) The Company shall pay to the Administrative Agent for the account of each Lender with a Revolving Commitment facility fees on the daily average amount of such Lender’s Revolving Commitment (whether used or unused), for the period from the Closing Date to but excluding the earlier of the date the Revolving Commitments are terminated or the Commitment Termination Date, at the Applicable Facility Fee Rate; provided that, if such Lender continues to have any Revolving Loans outstanding after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily outstanding principal amount of such Lender’s Revolving Loans from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Loans outstanding. Accrued facility fees pursuant to this subclause (a)(i) shall be payable on the Quarterly Dates and on the date the Revolving Commitments are terminated (and, if later, on the date the Revolving Loans shall be repaid in their entirety); provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.
     (ii) The Canadian Borrowers shall pay to the Administrative Agent for the account of each Canadian Lender facility fees on the daily average amount of such Canadian Lender’s Canadian Commitment (whether used or unused), for the period from the Closing Date to but excluding the earlier of the date the Canadian Commitments are terminated or the Commitment Termination Date, at the Applicable Facility Fee Rate; provided that, if such Canadian Lender continues to have any Canadian Revolving Loans outstanding after its Canadian Commitment terminates, then such facility fee shall continue to accrue on the daily outstanding principal amount of such Lender’s Canadian Revolving Loans from and including the date on which its Canadian Commitment terminates to but excluding the date on which such Canadian Lender ceases to have any Canadian Revolving Loans outstanding. Accrued facility fees pursuant to this subclause (a)(ii) shall be payable on the Quarterly Dates and on the date the Canadian Commitments are terminated (and, if later, on the date the Canadian Revolving Loans shall be repaid in their entirety); provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.
     (b) [Intentionally Deleted].
     (c) Acceptance Fees. The Canadian Borrowers shall pay an Acceptance Fee to each Canadian Lender in respect of each BA Equivalent Loan made by such Canadian Lender hereunder. The Acceptance Fee with respect to a BA Equivalent Loan shall be payable on the date such BA Equivalent Loan is made, and shall be paid to the Canadian Administrative Branch of the Administrative Agent for the benefit of the Canadian Lender making such BA Equivalent Loan out of the proceeds thereof as set forth in Section 3.01(b)(ii). The Acceptance Fee with respect to a BA Equivalent Loan shall be calculated at the rate per annum equal to the Applicable Margin in effect on such date on the principal amount of, and for the duration of the Interest Period applicable to, such BA Equivalent Loan.
     (d) LC Fees for Revolving Letters of Credit.
     (i) Standby Letters of Credit. The Company agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Percentage, a fee in respect of each Revolving Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Revolving Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day times (B) the Stated Amount of such Revolving Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date.
     (ii) Commercial Letters of Credit. The Company agrees to pay to the Administrative Agent for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Percentage, a fee in respect of each Revolving Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on the date of issuance times (B) the Stated Amount of such Revolving Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Revolving Letter of Credit.

     (iii) Fronting Fees. The Company agrees to pay directly to each LC Issuer a fee in respect of each standby Revolving Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 0.125% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).
     (iv) Additional Charges of LC Issuers. The Canadian Borrowers agree to pay directly to each LC Issuer upon each issuance of a Revolving Letter of Credit, drawing under, or amendment, extension, renewal or transfer of, a Revolving Letter of Credit issued by it such amount as shall at the time of such issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it and other reasonable fees and expenses related to such Revolving Letter of Credit.
     (e) LC Fees for Canadian Letters of Credit.
     (i) Standby Letters of Credit. The Canadian Borrowers agree to pay to the Administrative Agent, for the ratable benefit of each Canadian Lender with a Canadian Commitment based upon each such Canadian Lender’s Canadian Commitment Percentage, a fee in respect of each Canadian Letter of Credit issued hereunder that is a Standby Letter of Credit for the period from the date of issuance of such Canadian Letter of Credit until the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or the beneficiary), computed for each day at a rate per annum equal to (A) the Applicable Margin for Canadian Revolving Loans that are BA Equivalent Loans in effect on such day times (B) the Stated Amount of such Canadian Letter of Credit on such day. The foregoing fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date.
     (ii) Commercial Letters of Credit. The Canadian Borrowers agree to pay to the Administrative Agent for the ratable benefit of each Canadian Lender with a Canadian Commitment based upon each such Canadian Lender’s Canadian Commitment Percentage, a fee in respect of each Canadian Letter of Credit issued hereunder that is a Commercial Letter of Credit in an amount equal to (A) the Applicable Margin for Canadian Revolving Loans that are BA Equivalent Loans in effect on the date of issuance times (B) the Stated Amount of such Canadian Letter of Credit. The foregoing fees shall be payable on the date of issuance of such Canadian Letter of Credit.
     (iii) Fronting Fees. The Canadian Borrowers agree to pay directly to each LC Issuer a fee in respect of each standby Canadian Letter of Credit issued by it, payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, computed at the rate of 0.125% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof

(including any extensions of such expiration date which may be made at the election of the beneficiary thereof).
     (iv) Additional Charges of LC Issuers. The Company agrees to pay directly to each LC Issuer upon each issuance of a Canadian Letter of Credit, drawing under, or amendment, extension, renewal or transfer of, a Canadian Letter of Credit issued by it such amount as shall at the time of such issuance, drawing under, amendment, extension, renewal or transfer be the processing charge that such LC Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it and other reasonable fees and expenses related to such Canadian Letter of Credit.
     (f) Arranger Fees. The Company shall pay to the Arrangers, on the Closing Date and thereafter the fees set forth in the Arranger Fee Letter.
     (g) Computations of Fees. All computations of Acceptance Fees shall be based on the actual number of days elapsed over a year of 365 days and all computations of other fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.
     2.04 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type. Any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment to lend to any Foreign Borrower by causing an Affiliate of such Lender to act as the Lender in respect of such Foreign Borrower (and such Lender shall, to the extent of the Loans made to and participations in Letters of Credit issued for the account of such Foreign Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 13.06 hereof).
     2.05 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.
     2.06 Notes. Upon request of any Lender, (i) the Company will execute and deliver to such Lender a Revolving Note with blanks appropriately completed in conformity herewith to evidence the Company’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (ii) each Foreign Revolving Borrower will execute and deliver to such Lender a Revolving Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, (iii) the Canadian Borrowers will execute and deliver to each Canadian Lender a BA Equivalent Note and a Canadian Base Rate Note with blanks appropriately completed in conformity herewith to evidence their obligation to pay the principal of, and interest on, the Canadian Revolving Loans made to them by such Lender, and (iv) the Company will execute and deliver to the Swing Line Lender a Swing Line Note with blanks appropriately completed in conformity herewith to evidence the Company’s obligation to pay the principal of, and interest on, the Swing Loans made to it by the Swing Line Lender; provided, however, that the decision of any Lender to not request a Note shall in no way detract from any Borrower’s obligation to repay the Loans and other amounts owing by such Borrower to such Lender.
     2.07 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers to refinance existing indebtedness for borrowed money and for working capital and other general corporate and limited liability company purposes, including, without limitation, to finance acquisitions and to backstop the issuance of commercial paper. None of such proceeds shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System).
     2.08 Authority of Company; Liability of Foreign Borrowers.
     (a) Authority of the Company. Each Foreign Borrower hereby irrevocably designates and appoints the Company as its agent under this Agreement and the other Loan Documents and hereby irrevocably authorizes the Company to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers (including, but not limited to, requesting a Loan or Letter of Credit for such Foreign Borrowers hereunder) and perform such duties as such Foreign Borrower could exercise on its own (which the Company may, but shall not be obligated to, do), together with such other powers as are reasonably incidental thereto, with all such actions by the Company that purport to be on behalf of any Foreign Borrower being sufficient, without any further action or authorization by such Foreign Borrower, to bind such Foreign Borrower. The Administrative Agent, the Lenders and each LC Issuer shall be entitled to rely upon all statements, certificates, notices, consents, affidavits, letters, cablegrams, telegrams, facsimile transmissions, electronic transmissions, e-mails, telex or teletype messages, orders or other documents or conversations furnished or made by the Company pursuant to any of the provisions of this Agreement or any of the other Loan Documents, or otherwise in connection with the transactions contemplated by the Loan Documents, as being made or furnished on behalf of, and with the effect of irrevocably binding, each Foreign Borrower, without any duty to ascertain or to inquire as to the authority of the Company in so doing. Notwithstanding the foregoing, the Administrative Agent, the Lenders and each LC Issuer may also rely on or act in accordance with directions or instructions coming directly from any such Foreign Borrower.
     (b) Liability of Foreign Borrowers. The parties intend that this Agreement shall in all circumstances be interpreted to provide that each Foreign Borrower is liable only for Loans made to such Foreign Borrower, interest on such Loans, such Foreign Borrower’s reimbursement obligations with respect to any Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements and charges hereunder and under any other Loan Document that are attributable to it. The liability of any Foreign Borrower for the payment of any of the Obligations or the performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of any other Borrower. Nothing in this Section is intended to limit, nor shall it be deemed to limit, any of the liability of the Company for any of the Obligations, whether in its primary capacity as a Borrower, pursuant to its guaranty obligations set forth in Section 12, at law or otherwise.

     2.09 Eligibility and Addition/Release of Foreign Borrowers.
     (a) [Intentionally Deleted].
     (b) Eligibility of Foreign Subsidiaries. At any time after the Closing Date, a Foreign Subsidiary of the Company may become a Foreign Borrower hereunder, provided that (i) only a Foreign Subsidiary that is organized under the laws of Canada or any Province thereof may become a Canadian Borrower and no Foreign Subsidiary organized under the laws of Canada or any Province thereof may become a Foreign Revolving Borrower; (ii) prior to becoming a Foreign Borrower, the Company has provided to the Administrative Agent and each Lender 10 days prior to the proposed borrowing date for such Foreign Subsidiary a written request signed by the Company and such Foreign Subsidiary, that such Foreign Subsidiary be designated as a Foreign Borrower pursuant to the terms of this Agreement; (iii) such Foreign Subsidiary shall be a wholly-owned direct or indirect Subsidiary of the Company (except for directors’ qualifying shares or nominal equity interests required to be held by someone other than the Company or a Subsidiary under applicable law); (iv) the Company and such Foreign Subsidiary shall have satisfied the conditions precedent set forth in Section 7.03; (v) the addition of such Foreign Subsidiary as a Foreign Borrower hereunder shall not result in withholding tax liability or other adverse tax consequences or adverse legal impact to the Administrative Agent, any LC Issuer or any Lender hereunder; (vi) at the time of the request by the Company that such Foreign Subsidiary be added as Foreign Borrower and after giving effect to the addition of such Foreign Subsidiary as a Foreign Borrower, no Default or Event of Default shall exist or begin to exist; and (vii) after the giving of any notice pursuant to this Section 2.09(b), if the designation of such Foreign Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
     (c) Notification to Lenders. Upon satisfaction by the Company and any Foreign Subsidiary of the requirements set forth in clause (b) above, and the Administrative Agent’s satisfaction that the addition of such Foreign Subsidiary as a Foreign Borrower hereunder is appropriately documented pursuant to this Agreement and the other Loan Documents, the Administrative Agent shall promptly notify the Company, such Foreign Subsidiary and the Lenders thereof, and shall notify the Lenders whether such Foreign Subsidiary is a Canadian Borrower or Foreign Revolving Borrower, whereupon such Foreign Subsidiary shall be designated a “Foreign Borrower” pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers as if such Foreign Borrower had been the original party making such representations, warranties and covenants.
     (d) Release of Foreign Borrowers. Upon written request of the Company, a Foreign Borrower (other than RPM Canada) may at any time be released as a Foreign Borrower hereunder, so long as (i) such Foreign Borrower does not have any Credit Facility Exposure owing to any Lender or LC Issuer at such time and has paid all accrued and unpaid interest and fees, if any, owing by it, and (ii) no Event of Default under Section 10.01 (e), (f) or (g) hereof shall exist at such time. No such release shall be effective until confirmed by the Administrative Agent to the Company and the Lenders in writing. The Lenders hereby authorize the Administrative Agent to release such Foreign Borrower in accordance with the terms and conditions of this subpart and agree that the Administrative Agent may execute and deliver such documents or agreements as the Administrative Agent shall deem necessary or appropriate in connection therewith. No release of a Foreign Borrower shall affect the Company’s obligations under Section 12 of this Agreement.
     SECTION 3. BORROWINGS, CONVERSIONS AND PREPAYMENTS.
     3.01 Borrowings.
     (a) Loans. The Company shall request all borrowings, continuations and/or conversions of Loans hereunder and shall give the Administrative Agent notice of such borrowings, continuations and/or conversions as provided in Section 5.05 hereof.
     (b) Funding of Loans.
     (i) With respect to any Revolving Loan, not later than 2:00 p.m. Cleveland, Ohio time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Revolving Loan to be made by it on such date to the Administrative Agent, at the Principal Office in immediately available funds, for the account of the applicable Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the applicable Borrower by depositing the same, in immediately available funds, in an account designated by such Borrower.
     (ii) With respect to Canadian Revolving Loans, no later than 2:00 p.m. (local time at the Canadian Payment Office) on the date specified for each borrowing hereunder, each Canadian Lender will make available its proportionate share, if any, of each such borrowing of Canadian Revolving Loans (which in the case of BA Equivalent Loans shall be the amount of BA Discount Proceeds due by such Canadian Lender with respect to such BA Equivalent Loans) requested to be made on such date to the Administrative Agent at the Canadian Payment Office in Canadian Dollars and in immediately available funds and the Canadian Administrative Branch of the Administrative Agent promptly will make available to the appropriate Canadian Borrower by depositing to its account at the Canadian Payment Office (or such other account in Canada as such Canadian Borrower shall specify) the aggregate of the amounts so made available in the type of funds received; provided, however, that the Acceptance Fee payable by the Canadian Borrowers to each Canadian Lender pursuant to Section 2.03(c) in respect of each BA Equivalent Loan made by such Canadian Lender to the Canadian Borrowers shall be set off against the BA Discount Proceeds payable by such Canadian Lender pursuant to this subpart.

     (iii) With respect to any Swing Loan, the amount of such Swing Loan shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account designated by the Company.
     (c) Minimum Borrowing Amount. The aggregate principal amount of each borrowing of Loans by any Borrower shall not be less than, (i) with respect to any Base Rate Loan or Canadian Base Rate Loan, $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $500,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), (ii) with respect to any Fixed Rate Loan $5,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), and (iii) with respect to any Swing Loan (other than an Automatic Swing Loan), $500,000, with minimum increments thereafter of $250,000 (provided that there are no minimum borrowing requirements with respect to any Automatic Swing Loan), except that any borrowing of Loans may be in the aggregate amount of the unused portion of the applicable Commitments (borrowings of Loans of different Types or, in the case of Fixed Rate Loans, having different Interest Periods, at the same time hereunder to be deemed separate borrowings for purposes of the foregoing, one for each Type or Interest Period).
     (d) Maximum Borrowings. More than one borrowing of Loans may be incurred by the Borrowers on any day; provided, however, that (i) if there are two or more such borrowings on a single day by the same Borrower that consist of Fixed Rate Loans, each such borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than 12 Fixed Rate Loans outstanding hereunder.
     3.02 Prepayments and Conversions.
     (a) Optional Prepayments and Conversions.
     (i) Each Borrower shall have the right to prepay Loans or to convert Loans of one Type into Loans of another Type, at any time or from time to time, provided that: (i) the applicable Borrower shall give the Administrative Agent notice of each such prepayment or conversion as provided in Section 5.05 hereof, (ii) except to the extent required pursuant to Section 6.04 hereof, Fixed Rate Loans may be prepaid or converted only on the last day of an Interest Period for such Loans, and (iii) no Foreign Currency Loan may be converted into a Base Rate Loan, a Eurodollar Loan or a Foreign Currency denominated in a different Designated Foreign Currency.
     (ii) Each conversion and prepayment of principal of Loans under this Section 3.02(a) shall be in an aggregate principal amount equal to, (A) in the case of any Base Rate Loan or Canadian Base Rate Loan, $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $500,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), (B) in the case of any Fixed Rate Loan, $5,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), with minimum increments thereafter of $1,000,000 (or the Dollar Equivalent thereof in any Designated Foreign Currency), and (C) in the case of any Swing Loan,

$500,000, with minimum increments thereafter of $250,000 (conversions or prepayments of Loans of different Types or, in the case of Fixed Rate Loans, having different Interest Periods, at the same time hereunder to be deemed separate conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period).
     (b) Mandatory Prepayments; Cash Collateralization.
     (i) If on any date (after giving effect to any other payments on such date) (A) the Aggregate Credit Facility Exposure exceeds the aggregate of the Total Revolving Commitment plus the Total Canadian Commitment, (B) the Revolving Exposure of any Lender exceeds such Lender’s Revolving Commitment, (C) the Aggregate Revolving Exposure exceeds the Total Revolving Commitment, (D) the Canadian Facility Exposure of any Canadian Lender exceeds such Canadian Lender’s Canadian Commitment, (E) the Aggregate Canadian Facility Exposure exceeds the Total Canadian Commitment, or (F) the Swing Line Facility Exposure exceeds the Swing Line Commitment then, in the case of each of the foregoing, the applicable Borrower or the Company shall prepay on such date the principal amount of Loans and, after Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Loans to the requirements as to the amounts of partial prepayments of Loans that are contained in subpart (a) above; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Designated Foreign Currency or Designated Foreign Currencies applicable to any of the Loans or Unpaid Drawings, then neither the applicable Borrower nor the Company shall be obligated to make a prepayment pursuant to this clause (i) unless and/or until (1) the Aggregate Credit Facility Exposure exceeds 105% of the aggregate of the Total Revolving Commitment plus the Total Canadian Commitment, (2) the Revolving Exposure of any Lender exceeds 105% of such Lender’s Revolving Commitment, (3) the Aggregate Revolving Exposure exceeds 105% of the Total Revolving Commitment, (4) the Canadian Facility Exposure of any Canadian Lender exceeds 105% of such Canadian Lender’s Canadian Commitment, or (5) the Aggregate Canadian Facility Exposure exceeds 105% of the Total Canadian Commitment.
     (ii) If on any date (i) the Revolving LC Outstandings exceed the Revolving LC Commitment Amount or (ii) the Canadian LC Outstandings exceed the Canadian LC Commitment Amount, then the applicable LC Obligor shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the applicable LC Obligors hereunder in respect of Letters of Credit; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Designated Foreign Currency or Designated Foreign Currencies applicable to any of the Revolving LC Outstandings or Canadian LC Outstandings, then the applicable LC Obligor shall not be obligated to make a cash payment to the Administrative Agent pursuant to this clause (ii) unless and/or until such Revolving LC Outstandings or Canadian LC Outstandings equal or exceed 105% of the LC Commitment Amount.

     (c) Breakage and Other Compensation. Any prepayment made pursuant to this Section shall be accompanied by any amounts payable in respect thereof under Section 6.05 hereof.
     SECTION 4. PAYMENTS OF PRINCIPAL AND INTEREST.
     4.01 Repayment of Loans.
     (a) All of the Loans (other than Swing Loans) shall mature no later than the Commitment Termination Date.
     (b) Each Swing Loan shall mature on the Swing Loan Maturity Date applicable thereto.
     4.02 Interest. The applicable Borrower will pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan (other than BA Equivalent Loans) made by such Lender to such Borrower for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:
     (a) if such Loan is a Base Rate Loan, the Base Rate;
     (b) if such Loan is a Eurodollar Loan, the Eurodollar Rate plus the Applicable Margin;
     (c) if such Loan is a Canadian Base Rate Loan, the Canadian Base Rate;
     (d) if such Loan is a Foreign Currency Loan, the applicable Adjusted Foreign Currency Rate plus the Applicable Margin; and
     (e) if such Loan is a Swing Loan, the Federal Funds Rate plus the Applicable Margin.
     Notwithstanding the above provisions, if an Event of Default has occurred which has not been cured or waived in writing in accordance with Section 13.01 hereof, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Majority Lenders), (i) all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to the Post-Default Rate, and (ii) the fees applicable to Revolving LC Outstandings and Canadian LC Outstandings shall be increased by an additional 2% per annum in excess of the fees otherwise applicable thereto. In addition, if any Unpaid Drawing or any amount (other than amounts as to which the foregoing subparts (i) and (ii) are applicable) payable by any Borrower under the Loan Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Majority Lenders), such amount shall bear interest, payable on demand, at the Post-Default Rate.
     Accrued interest on each Loan shall be payable (i) if such Loan is a Base Rate Loan, on each Quarterly Date, (ii) if such Loan is a Fixed Rate Loan (other than a BA Equivalent Loan),

on the last day of the Interest Period for such Loan (and, if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), (iii) if such Loan is a Swing Loan, on the Swing Loan Maturity Date applicable thereto, (iv) if such Loan is a Canadian Base Rate Loan, in arrears on the last Business Day of each month, and (v) in any event, upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent or the Majority Lenders. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders and the Company thereof.
     Notwithstanding the foregoing provisions of this Section 4.02, if at any time the rate of interest set forth above on any Loan of or other obligation payable to any Lender (the “Stated Rate”) exceeds the maximum non-usurious interest rate permissible for such Lender to charge commercial borrowers under applicable law (the “Maximum Rate” for such Lender), the rate of interest charged on such Loan of or other obligation payable to such Lender hereunder shall be limited to the Maximum Rate for such Lender.
     If the Stated Rate for any Loan of a Lender that has theretofore been subject to the preceding paragraph at any time is less than the Maximum Rate for such Lender, the principal amount of such Loan shall bear interest at the Maximum Rate for such Lender until the total amount of interest paid to such Lender or accrued on its Loans hereunder equals the amount of interest which would have been paid to such Lender or accrued on such Lender’s Loans hereunder if the Stated Rate had at all times been in effect.
     If, upon payment in full of all amounts payable hereunder, the total amount of interest paid to any Lender or accrued on such Lender’s Loans under the terms of this Agreement is less than the total amount of interest which would have been paid to such Lender or accrued on such Lender’s Loans if the Stated Rate had, at all times, been in effect, then the applicable Borrower shall, to the extent permitted by applicable law, pay to the Administrative Agent for the account of such Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on such Lender’s Loans if the Maximum Rate for such Lender had at all times been in effect or (ii) the amount of interest which would have accrued on such Lender’s Loans if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to such Lender or accrued on its Loans under this Agreement.
     If any Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate for such Lender, such excess amount shall be applied to the reduction of the principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Company.
     SECTION 5. PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.
     5.01 Payments. Except to the extent otherwise provided herein, (i) all payments of principal, interest and other amounts to be made by the Company or any other Borrower hereunder and under the Notes shall be made in Dollars, in immediately available funds, to the

Administrative Agent at the Principal Office, not later than 11:00 a.m. Cleveland, Ohio time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), (ii) all payments (including prepayments) to any Lender of the principal of or interest on any Foreign Currency Loan shall be made in the same Designated Foreign Currency as the original Loan and with respect to any Letter of Credit issued in a Designated Foreign Currency, (iii) all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency in which each such Letter of Credit was issued, and (iv) all payments of principal, interest and other amounts to be made by the Canadian Borrowers hereunder and under the Notes shall be made in Canadian Dollars (other than payment of facility fees pursuant to Section 2.03(a)(ii) hereof, which must be paid in Dollars), in immediately available funds, to the Canadian Payment Office, not later than 11:00 a.m. local time at the Canadian Payment Office time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent. The Borrowers shall, at the time of making each payment hereunder or under any Note, specify to the Administrative Agent the Loans or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment as it may elect in its sole discretion to amounts then due, but subject to the other terms and conditions of this Agreement, including, without limitation, Sections 5.02 and 10.02 hereof). Each payment received by the Administrative Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds, for the account of such Lender’s Applicable Lending Office. If the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
     5.02 Pro Rata Treatment.
     (a) Revolving Loans. Except to the extent otherwise provided herein: (i) each borrowing from the Lenders under Section 2.01(a) hereof shall be made from the Lenders with Revolving Commitments, each payment of facility fees under Section 2.03(a)(i) and (b)(i) hereof shall be made for the account of such Lenders, and each termination or reduction of the Revolving Commitments under Section 2.02 hereof shall be applied to the Revolving Commitments of the Lenders, pro rata according to the Lenders’ respective Revolving Percentages; (ii) each payment by a Revolving Borrower of principal of or interest on Revolving Loans of a particular Type (other than payments in respect of Revolving Loans of individual Lenders provided for by Section 6 hereof) shall be made to the Administrative Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Revolving Loans held by the Lenders; and (iii) each conversion of Revolving Loans of a particular Type (other than conversions of Revolving Loans of individual Lenders pursuant to Section 6.04 hereof) shall be made pro rata among the Lenders in accordance with the respective principal amounts of such Revolving Loans held by the Lenders.

     (b) Canadian Revolving Loans. Except to the extent otherwise provided herein: (i) each borrowing from the Canadian Lenders under Section 2.01(b) hereof shall be made from the Canadian Lenders, each payment of facility fees under Section 2.03(a)(ii) and (b)(ii) hereof shall be made for the account of the Canadian Lenders, and each termination or reduction of the Canadian Commitments under Section 2.02 hereof shall be applied to the Canadian Commitments of the Canadian Lenders, pro rata according to the Canadian Lenders’ respective Canadian Commitment Percentages; (ii) each payment by a Canadian Borrower of principal of or interest on Canadian Revolving Loans of a particular Type (other than payments in respect of Canadian Revolving Loans of individual Canadian Lenders provided for by Section 6 hereof) shall be made to the Canadian Administrative Branch of the Administrative Agent for the account of the Canadian Lenders pro rata in accordance with the respective unpaid principal amounts of such Canadian Revolving Loans held by the Canadian Lenders; and (iii) each conversion of Canadian Revolving Loans of a particular Type (other than conversions of Canadian Revolving Loans of individual Canadian Lenders pursuant to Section 6.04 hereof) shall be made pro rata among the Canadian Lenders in accordance with the respective principal amounts of such Canadian Revolving Loans held by the Canadian Lenders.
     (c) Swing Loans. Except to the extent otherwise provided herein, each payment by the Company of principal of or interest on Swing Loans shall be made to the Administrative Agent.
     5.03 Computations. All computations of interest on Fixed Rate Loans (other than BA Equivalent Loans) and Swing Loans hereunder shall be made on the actual number of days elapsed over a year of 360 days, all computations of interest on Base Rate Loans and Unpaid Drawings hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable, and all computations of the Applicable BA Discount Rate with respect to BA Equivalent Loans shall be made on the actual number of days elapsed in a year of 365 days. For purposes of this Agreement and disclosure under the Interest Act (Canada), whenever interest to be paid on a Canadian Revolving Loan is to be calculated on the basis of a period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by such lesser period of time.
     5.04 No Setoff, Counterclaim or Defense. All payments made by any Borrower hereunder, under any Note or any other Loan Document, shall be made without setoff, counterclaim or other defense.
     5.05 Certain Notices. Notices to (a) the Administrative Agent of terminations or reductions of Commitments, or (b) the Administrative Agent of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon Cleveland, Ohio time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, conversion and/or prepayment specified below:

NUMBER OF
BUSINESS DAYS
NOTICE	PRIOR
Termination or reduction of Commitments	3
Borrowing or prepayment of, or conversion of, or into, Base Rate Loans or Swing Loans	0
Borrowing or prepayment of, conversion of, or into, Canadian Base Rate Loans	1
Borrowing or prepayment of, conversion of, or into, or duration of Interest Period for, Fixed Rate Loans	3
     Each notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each notice of borrowing, conversion or prepayment shall specify the Borrower, the amount and Type of the Loans to be borrowed, converted or prepaid (subject to Sections 3.02 and 5.04 hereof), the date of borrowing, conversion or prepayment (which shall be a Business Day), in the case of Fixed Rate Loans, the duration of the Interest Period therefor (subject to the definition of Interest Period), in the case of Swing Loans, the Swing Loan Maturity Date applicable thereto, and with respect to Foreign Currency Loans, the Designated Foreign Currency applicable thereto. Each such notice of duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the affected Lenders of the contents of each such notice (other than a notice relating solely to Swing Loans). In the event that any Borrower fails to select the duration of any Interest Period for any Fixed Rate Loans within the time period and otherwise as provided in this Section 5.05, such Loans (if outstanding as Fixed Rate Loans) will be automatically converted into Base Rate Loans on the last day of the then current Interest Period for such Loans or (if outstanding as Base Rate Loans) will remain as, or (if not then outstanding) will be made as, Base Rate Loans; provided, however, that, notwithstanding the foregoing, a Foreign Currency Loan may not be converted into a Base Rate Loan and, if not continued at the end of the applicable Interest Period, must be repaid by the applicable Borrower in full at the end of such Interest Period.
     5.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Company (the “Payor”) prior to the date on (or, in the case of Base Rate Loans or Swing Loans, prior to the time by) which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder or any Borrower is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date (or at such time) and, if the Payor has not in fact made the Required Payment to the Administrative Agent or the Swing Line Lender, the recipient of such payment shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent receives such amount at a rate per annum equal to the Federal Funds Rate for such period.
     5.07 Sharing of Payments, Etc.
     (a) Generally.
     (i) Subject to subpart (c) below, if at any time any Lender receives any amount (other than amounts that are received from a Canadian Borrower with respect to the Canadian Obligations and are subject to subpart (a)(ii) below) hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans (other than Swing Loans), LC Participations, Swing Loan Participations or fees (other than fees that are intended to be paid solely to the Arrangers, the Administrative Agent or a LC Issuer and amounts payable to a Lender under Section 6), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender (based on such Lender’s ratable share thereof as determined in accordance with Section 5.02, Section 10.02 or specifically set forth elsewhere in this Agreement) bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations (other than the Canadian Obligations) to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount.
     (ii) Canadian Facility. Subject to subpart (c) below, if at any time any Canadian Lender receives any amount hereunder from the Canadian Borrowers (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Canadian Revolving Loans, Canadian LC Participations or fees (other than fees that are intended to be paid solely to LC Issuers and amounts payable to a Canadian Lender under Section 6) of a sum that with respect to the related sum or sums received by other Canadian Lenders is in a greater proportion than the total such Canadian Obligations then owed and due to such Canadian Lender bears to the total of such Canadian Obligation then owed and due to all of the Canadian Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Canadian Lenders an interest in the Canadian Obligations to such Canadian Lenders in such amount as shall result in a proportional participation by all of the Canadian Lenders in such amount.
     (b) Recovery of Amounts. If any amount paid to any Lender pursuant to subparts (i) or (ii) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

     (c) Sharing after Sharing Date. If at any time on or after the Sharing Date, the Credit Facility Exposure owing to any Lender is greater than an amount equal to such Lender’s Sharing Percentage of the Aggregate Credit Facility Exposure, then on such date each of the other Lenders shall purchase from such Lender for cash at par an amount of the Obligations of such Lender as shall be necessary such that the Credit Facility Exposure owing to such Lender is equal to the amount of its Sharing Percentage of the Aggregate Credit Facility Exposure.
     (d) Consent of Borrowers. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     5.08 Taxes.
     (a) Any and all payments by the Borrowers hereunder shall be made, in accordance with Section 5.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) except as provided in subsection (g) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.08), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower (or the Company on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) In addition, each Borrower (or the Company on its behalf) will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other document referred to herein or therein (hereinafter referred to as “Other Taxes”).
     (c) The Company and, subject to Section 2.08(b) hereof, each other Borrower (or the Company on its behalf) will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including related penalties, interest and expenses) imposed by any jurisdiction on amounts payable under this Section 5.08 paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. It is understood that Taxes and Other Taxes do not include any withholdings or other obligations imposed on a Lender with respect to payments by such Lender to a participant in such Lender’s Loans.
     (d) Within 30 days after the date of any payment of Taxes, the applicable Borrower (or the Company on its behalf) or a Lender, in the case of any Taxes paid by such Lender, will furnish to the Administrative Agent, at its address referred to in Section 13.02 hereof, the original or a certified copy of a receipt evidencing payment thereof.
     (e) At the reasonable request of the Company, a Lender or the Administrative Agent shall apply at the Company’s expense for a refund in respect of Taxes or Other Taxes previously paid or deducted by such Borrower pursuant to this Section 5.08 if in the opinion of such Lender or Administrative Agent, acting reasonably, there is a reasonable basis for such refund. Notwithstanding the foregoing, none of the Lenders or the Administrative Agent shall be obligated to pursue such refund if, in its sole good faith judgment, such action would be disadvantageous to it. If any Lender subsequently receives from a taxing authority a refund of any Tax previously paid or deducted by the Company or a Borrower and for which the Company has indemnified or increased a payment to the Lender pursuant to this Section 5.08, such Lender shall within 30 days after receipt of such refund, and to the extent permitted by applicable law, pay to the Company or applicable Borrower the net amount of any such recovery after deducting taxes and expenses attributable thereto.
     (f) Not later than the Closing Date or, in the case of any bank or financial institution that becomes a Lender after the Closing Date pursuant to Section 13.06, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, and annually thereafter or at such other times as the Administrative Agent or the Company may request, each Lender with a Revolving Commitment organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Company with duly completed copies of Form 1001 or Form 4224 or any successor form prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to the Company and the Administrative Agent indicating that all payments to be made to such Lender hereunder are not subject to such taxes (an “Exemption Certificate”). In the case of payments to or for any Lender with a Revolving Commitment organized under the laws of a jurisdiction outside the United States, unless the Administrative Agent and the Company have received an Exemption Certificate from such Lender, the Company, or the Administrative Agent if the Company has not withheld, may withhold taxes from such payments at the applicable statutory rate; provided that if the Company has withheld it shall so notify the Administrative Agent. If the Company is required to pay additional amounts to any Lender pursuant to this Section 5.08, such Lender shall use reasonable efforts to designate a different Applicable Lending Office if such designation will thereafter avoid the need for any additional payments under this Section 5.08 and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A Lender with a Revolving Commitment which ceases to be exempt from United States withholding taxes shall notify the Administrative Agent and the Company promptly thereof.

     (g) If a Lender organized under the laws of a jurisdiction outside the United States fails to comply with the provisions of subsection (f) above, then the Company shall not have any obligation to increase the sum payable to such Lender pursuant to Section 5.08(a) or to indemnify such Lender pursuant to Section 5.08(b) for Taxes (including related penalties, interest and expenses) imposed by the United States or any political subdivision thereof.
     SECTION 6. YIELD PROTECTION AND ILLEGALITY.
     6.01 Additional Costs.
     (a) Each Borrower (or the Company on its behalf) shall pay to the Administrative Agent for the account of each Lender and each LC Issuer from time to time such amounts as such Lender or such LC Issuer may determine to be necessary to compensate it for any costs incurred by such Lender or such LC Issuer which such Lender or such LC Issuer determines are attributable to its making, issuing or maintaining of any Fixed Rate Loans or Letters of Credit hereunder or its obligation to make or issue any of such Loans or Letters of Credit hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
     (i) changes the basis of taxation of any amounts payable to such Lender or any LC Issuer under this Agreement or its Notes or Letters of Credit in respect of any of such Loans or Letters of Credit (other than changes which affect taxes measured by or imposed on the overall net income of such Lender or such LC Issuer or of its Applicable Lending Office for any of such Loans or Letters of Credit by the jurisdiction in which such Lender or such LC Issuer has its principal office or such Applicable Lending Office); or
     (ii) imposes or modifies any reserve, special deposit, insurance assessment or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender or any LC Issuer (including any of such Loans or Letters of Credit or any deposits referred to in the definitions of “Eurodollar Base Rate” in Section 1.01 hereof but excluding, with respect to any such Fixed Rate Loan, any such requirements included in the applicable Eurodollar Reserve Requirement); or
     (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
     Each LC Issuer and the Lenders each will notify the Company and each other applicable Borrower (or the Company on its behalf), through the Administrative Agent of any event occurring after the date of this Agreement which will entitle such Lender or such LC Issuer to compensation pursuant to this Section 6.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the Company through the Administrative Agent) will designate a different Applicable Lending Office for the relevant Type of Fixed Rate Loans of such Lender if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America). Each Lender and/or LC Issuer, as applicable, will furnish the Company with a statement setting forth the basis and amount of each request by such Lender or such LC Issuer for compensation under this Section 6.01(a). If any Lender or LC Issuer requests compensation from any Borrower under this Section 6.01(a), such Borrower may, by notice to such Lender or such LC Issuer, as applicable, through the Administrative Agent, suspend the obligation of such Lender or LC Issuer to make additional Fixed Rate Loans of the relevant Type or issue Letters of Credit to the Borrowers until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).
     (b) Without limiting the effect of the foregoing provisions of this Section 6.01, if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender or LC Issuer which includes deposits by reference to which the interest rate on any Type of Fixed Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender or LC Issuer which includes any Type of Fixed Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender or LC Issuer so elects by notice to the Company (with a copy to the Administrative Agent) and each other Borrower, as applicable, the obligation of such Lender or LC Issuer to make Fixed Rate Loans of the relevant Type or issue Letters of Credit hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).
     (c) Determinations and allocations by any Lender, or any LC Issuer for purposes of this Section 6.01 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or issue Letters of Credit or of making, issuing or maintaining Loans or Letters of Credit or on amounts receivable by it in respect of Loans or Letters of Credit, and of the additional amounts required to compensate such Lender or LC Issuer in respect of any Additional Costs, shall be presumed correct absent manifest error.
     (d) Notwithstanding the foregoing, no Borrower shall be required to compensate any Lender or LC Issuer for any Additional Costs incurred more than one year prior to the date that such Lender or LC Issuer notifies such Borrower thereof, unless such Additional Costs were caused by the retroactive application of a Regulatory Change to a date more than one year prior to the date of such notice.
     6.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, with respect to any Fixed Rate Loans:
     (a) the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Base Rate” in Section 1.01 hereof are not being provided by the Reference Lenders in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans for Interest Periods therefor as provided in this Agreement; or

     (b) the Majority Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “Eurodollar Base Rate” in Section 1.01 hereof upon the basis of which the rates of interest for such Loans are to be determined do not accurately reflect the cost to such Lenders of making or maintaining such Loans for Interest Periods therefor;
then the Administrative Agent shall promptly notify the Company and each Lender thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Fixed Rate Loans of the relevant Type or to convert Base Rate Loans into Fixed Rate Loans of the relevant Type and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Fixed Rate Loans of the relevant Type, either prepay such Loans or convert such Loans into Base Rate Loans in accordance with Section 3.02 hereof.
     6.03 Illegality. Notwithstanding any other provision of this Agreement to the contrary, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make Fixed Rate Loans of any Type hereunder, or (b) maintain Fixed Rate Loans of any Type hereunder, then such Lender shall promptly notify the Company thereof through the Administrative Agent and such Lender’s obligation to make Fixed Rate Loans of such Type hereunder shall be suspended until such time as such Lender may again make and maintain Fixed Rate Loans of such Type (in which case the provisions of Section 6.04 hereof shall be applicable).
     6.04 Substitute Base Rate Loans. If the obligation of any Lender to make Fixed Rate Loans of any Type shall be suspended pursuant to Section 6.01, 6.02 or 6.03 hereof, all Loans which would otherwise be made by such Lender as Fixed Rate Loans of such Type shall be made instead as Base Rate Loans (and, if an event referred to in Section 6.01(b) or 6.03 hereof has occurred and such Lender so requests by notice to the Company with a copy to the Administrative Agent, each Fixed Rate Loan of such Type of such Lender then outstanding shall be automatically converted into a Base Rate Loan on the date specified by such Lender in such notice) and, to the extent that Fixed Rate Loans of such Type are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Fixed Rate Loans of such Type shall be applied instead to such Base Rate Loans, except that no Foreign Currency Loan maybe converted into a Base Rate Loan hereunder and each such Foreign Currency Loan must be repaid in full by the applicable Borrower.
     6.05 Compensation. Each Borrower (or the Company on its behalf) shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense incurred by it as a result of:
     (a) any payment, prepayment or conversion of a Fixed Rate Loan made by such Borrower on a date other than the last day of an Interest Period for such Loan; or
     (b) any failure by any Borrower to borrow a Fixed Rate Loan to be made by such Lender on the date for such borrowing specified in the relevant notice of borrowing under Section 5.05 hereof or Section 3.03 hereof.

Notwithstanding the foregoing, no Borrower shall be required to compensate any Lender for any such loss, cost or expense incurred more than one year prior to the date that such Lender notifies such Borrower thereof.
     6.06 Capital Adequacy. If any Lender shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender or any Person controlling such Lender (a “Parent”) as a consequence of its obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), each applicable Borrower (or the Company on its behalf) shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be presumed correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.
     6.07 Substitution of Lender. If (i) any Borrower is required to withhold with respect to any Lender pursuant to Section 5.08, (ii) any Lender has demanded compensation under Section 6.01(a) or Section 6.06 or (iii) the obligation of any Lender to make Fixed Rate Loans has been suspended pursuant to Section 6.01(b)(ii) or Section 6.03, and so long as no Default shall have occurred and be continuing, the Company shall have the right to request one or more substitute banks, financial institutions or funds (which may be one or more of the Lenders) reasonably satisfactory to the Administrative Agent to purchase such Lender’s Note and assume such Lender’s Commitment hereunder by paying to such Lender an amount equal to all of the obligations of all Borrowers to such Lender hereunder including, without limitation, principal and accrued interest and fees. Any costs or expenses incurred by the Administrative Agent in connection with assisting the Company pursuant hereto shall be paid upon demand by the Company. The Administrative Agent shall respond promptly to any request by the Company for its consent to a substitute for a Lender.
     SECTION 7. CONDITIONS PRECEDENT.
     7.01 Initial Loans. The obligation of the Lenders to make Loans, and of each LC Issuer to issue Letters of Credit, is subject to the satisfaction of the following conditions precedent:
     (a) Organizational Documents. Each Borrower shall have delivered to the Administrative Agent an original certified copy of its Organizational Documents, certified by an officer of each Borrower as being true and correct and in full force and effect.

     (b) Incumbency. Each Borrower shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf this Agreement and the Notes and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Notes. The Administrative Agent, each LC Issuer and each Lender may conclusively rely on such certificates until it receives notice in writing from such Borrower to the contrary.
     (c) Notes. The Administrative Agent shall have received the appropriate Note or Notes for each Lender, duly completed and executed.
     (d) Opinion of Counsel to the Borrowers. The Administrative Agent shall have received an opinion of counsel to each Borrower, each in form and substance satisfactory to the Administrative Agent and the Lenders.
     (e) Counterparts. The Administrative Agent shall have received counterparts of this Agreement executed and delivered by or on behalf of each of the parties hereto (or, in the case of any Lender as to which the Administrative Agent shall not have received such a counterpart, the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery by such Lender of a counterpart hereof).
     (f) Existing Credit Agreement. The Administrative Agent shall have received evidence that all amounts outstanding under the credit agreement dated as of November 19, 2004, among the Company, the foreign borrowers party thereto, the lenders party thereto and National City Bank, as administrative agent, as amended, shall have been paid in full and all commitments thereunder shall have terminated.
     (g) Fees and Fee Letters. The Company shall have (i) executed and delivered to the Administrative Agent the Arranger Fee Letter and shall have paid to the Administrative Agent, for the benefit of itself and the Arrangers, the fees required to be paid by it on the Closing Date, (ii) executed and delivered to the Administrative Agent the Closing Fee Letter and shall have paid to the Administrative Agent, for the benefit of the Lenders, the fees required to be paid therein, and (iii) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent in connection with the consummation of the transactions contemplated in this Agreement.
     (h) Other Documents. The Administrative Agent shall have received such other documents relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.
     7.02 Initial and Subsequent Loans. The obligation of each Lender to make any Loan, and of the LC Issuer to issue any Letter of Credit, hereunder is subject to the satisfaction of the following conditions precedent as of the date of the making of such Loan or the issuance of such Letter of Credit both immediately before and after giving effect thereto:
     (a) no Default or Event of Default shall have occurred and be continuing; and

     (b) the representations and warranties made by the Borrowers in this Agreement shall be true in all material respects on and as of the date of the making of such Loan or the issuance of such Letter of Credit, with the same force and effect as if made on and as of such date (except, in the case of the representation and warranty contained in Section 8.02(d), as disclosed by the Company to the Lenders in writing in the notice of borrowing relating to such Loan).
     Each notice of borrowing by any Borrower hereunder shall constitute a certification by the Borrowers to the effect set forth in the preceding sentence (both as of the date of such notice and as of the date of such borrowing).
     7.03 Conditions Precedent to Addition of Foreign Borrowers. The obligation of the Lenders to make Loans, and of the LC Issuer to issue Letters of Credit, to any Foreign Borrower that becomes a party to this Agreement pursuant to Section 2.09, is subject to the satisfaction of each of the following conditions on or prior to the date any such Loan is made to, or Letter of Credit is issued for the account of, such Foreign Borrower:
     (a) Joinder Agreement. Such Foreign Borrower shall have executed and delivered to the Administrative Agent a joinder agreement, in form and substance satisfactory to the Administrative Agent (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, a “Joinder Agreement”), pursuant to which such Foreign Borrower shall have become a party to this Agreement.
     (b) Notes. Such Foreign Borrower shall have executed and delivered to the Administrative Agent a Revolving Note, a Canadian Base Rate Note or a BA Equivalent Note, as the case may be, for the account of each Lender that has requested a Note.
     (c) Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors or equivalent governing body of such Foreign Borrower, approving the Loan Documents to which such Foreign Borrower is or may become a party, and of all documents evidencing other necessary corporate or limited liability company action and governmental approvals, if any, with respect to the execution, delivery and performance by such Foreign Borrower of the Loan Documents to which it is or may become a party.
     (d) Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officers) of such Foreign Borrower, certifying the names and true signatures of the officers of such Foreign Borrower authorized to sign the Loan Documents to such Foreign Borrower is a party and any other documents to which such Foreign Borrower is a party that may be executed and delivered in connection herewith.
     (e) Organizational Documents. The Administrative Agent shall have received an original certified copy of the Organizational Documents of such Foreign Borrower, certified by an officer of such Foreign Borrower as being true and correct and in full force and effect.
     (f) Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel from counsel to such Foreign Borrower as the Administrative Agent shall request, each of which shall be addressed to the Administrative Agent and each of the Lenders and in form and substance satisfactory to the Administrative Agent.
     (g) Amendments to Loan Documents. The Administrative Agent shall have received such amendments or other modifications to the Loan Documents, fully executed by the appropriate parties thereto, that the Administrative Agent deems necessary or appropriate in connection with the addition of such Foreign Borrower.
     (h) Miscellaneous. The Company and such Foreign Borrower shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.
     SECTION 8. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants to the Lenders, each LC Issuer and the Administrative Agent as follows:
     8.01 Corporate Existence. Each of the Company and its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (b) has all requisite corporate, partnership or limited liability company power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except in the case of such licenses, authorizations, consents and approvals, where the failure to obtain them would not have a Material Adverse Effect; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.
     8.02 Information.
     (a) All information heretofore furnished by any Borrower to the Administrative Agent, any LC Issuer or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby did not as of the date thereof and will not as of the Closing Date contain any untrue statement of a material fact or assumption or omit to state a material fact or assumption necessary in order to make the statements contained therein not misleading.
     (b) Without limiting the generality of paragraph (a):
     (i) The audited consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2006 and the audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal year ended May 31, 2006 (collectively, the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles consistently applied. The Financial Statements fairly present the financial position of the Company and its Subsidiaries as of May 31, 2006 and the results of their operations and their cash flows for the fiscal year ended May 31, 2006 in conformity with generally accepted accounting principles.
     (ii) The unaudited consolidated balance sheet of the Company and its Subsidiaries as of August 31, 2006 and the unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months then ended have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of the Company and its Subsidiaries as of August 31, 2006 and the results of their operations and their cash flows for the three months then ended in conformity with generally accepted accounting principles (subject to normal year-end adjustments).
     (iii) The Company and its Subsidiaries did not on the date of the balance sheet referred to in clause (i) above, and will not on the Closing Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet.
     (c) The Company has disclosed to the Lenders in writing any and all facts (other than general economic and industry conditions) which have or may have a Material Adverse Effect.
     (d) Since May 31, 2006 no event has occurred and no condition has come into existence which has had, or is reasonably likely to have, a Material Adverse Effect.
     8.03 Litigation. Except as disclosed in the Disclosure Documents, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which in any manner draw into question the validity of any material provision of any Loan Document. The disclosure of litigation to the Lenders pursuant to this Section does not necessarily mean that such litigation is of the type described in this Section or that the Company believes that such litigation has any merit whatsoever.
     8.04 No Breach. None of the execution and delivery of the Loan Documents, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent under, the Organizational Documents of the Company or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any Loan Document or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.
     8.05 Corporate Action. Each Borrower has all necessary corporate, partnership or limited liability company power, as applicable, and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable; and this Agreement has been duly and validly executed and delivered by each Borrower and constitutes the legal, valid and binding obligation of such Borrower and, on the Closing Date, each of the other Loan Documents to which the Company is to be a party will constitute its legal, valid and binding obligation, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
     8.06 Approvals. Each of the Company and its Subsidiaries has obtained all authorizations, approvals and consents of, and has made all filings and registrations with, any governmental or regulatory authority or agency and any third party necessary for the execution, delivery or performance by it of any Loan Document to which it is a party, or for the validity or enforceability thereof.
     8.07 Regulations U and X. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to purchase or carry any such margin stock.
     8.08 ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No such Person has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA).
     8.09 Taxes. Each of the Company and its Subsidiaries has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except to the extent the same may be contested as permitted by Section 9.02 hereof. There are no material tax disputes or contests pending as of the Closing Date. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.
     8.10 Subsidiaries. Schedule 2 hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of the Company and of all Investments held by the Company or any of its Subsidiaries in any material joint venture or other similar Person. The Company owns, free and clear of Liens, all outstanding shares of its Subsidiaries and all such shares are validly issued, fully paid and non-assessable and the Company (or the respective Subsidiary of the Company) also owns, free and clear of Liens, all such Investments.
     8.11 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.
     8.12 [Intentionally Deleted.]

     8.13 Ownership and Use of Properties. Each of the Company and its Subsidiaries will have on the Closing Date and at all times thereafter, legal title or ownership of, or the right to use pursuant to enforceable and valid agreements or arrangements, all tangible property, both real and personal, and all franchises, licenses, copyrights, patents and know-how which is material to the operation of its business as proposed to be conducted.
     8.14 Environmental Matters. Except as disclosed in the Disclosure Documents, neither the Company nor any of its Subsidiaries has (i) failed to obtain any permits, certificates, licenses, approvals, registrations and other authorizations which are required under any applicable Environmental Law where failure to have any such permit, certificate, license, approval, registration or authorization would have a Material Adverse Effect; (ii) failed to comply with the terms and conditions of all such permits, certificates, licenses, approvals, registrations and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any notice or demand letter from any regulatory authority issued, entered, promulgated or approved thereunder where failure to comply would have a Material Adverse Effect; or (iii) failed to conduct its business so as to comply in all respects with applicable Environmental Laws where failure to so comply would have a Material Adverse Effect. The disclosure of any failure or alleged failure to the Lenders pursuant to this Section does not necessarily mean that such failure is of the type described in this Section or that any such allegation has any merit whatsoever.
     8.15 Anti-Terrorism Law Compliance. Neither the Company nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to any Borrower or from otherwise conducting business with the Company or any of its Subsidiaries.
     SECTION 9. COVENANTS. Each Borrower agrees that, so long as any of the Commitments are in effect and until payment in full of all Obligations, unless the Majority Lenders shall agree otherwise as contemplated by Section 13.05 hereof:
     9.01 Information. The Company shall deliver to each of the Lenders:
     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year, provided that delivery of the Company’s annual report on Form 10-K shall be deemed to satisfy the foregoing requirements;

     (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company other than the last fiscal quarter in each fiscal year, consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, accompanied, in each case, by a certificate of a Senior Officer, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company in accordance with GAAP (except for footnotes of the type required by the Securities and Exchange Commission to be included in quarterly reports on Form 10-Q), consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), provided that delivery of the Company’s quarterly report on Form 10-Q shall be deemed to satisfy the foregoing requirements;
     (c) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
     (d) promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which the Company shall have filed with the Securities and Exchange Commission;
     (e) if and when the Company or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Senior Officer setting forth details as to such occurrence and action, if any, which the Company or member of the Controlled Group is required or proposes to take;
     (f) promptly (and in any event within 3 Business Days) after a Senior Officer of the Company knows that any Default or Event of Default has occurred and is continuing, a notice of such Default or Event of Default, describing the same in reasonable detail;
     (g) promptly after a Senior Officer of the Company knows of a change in the Fitch Rating, S&P Rating and/or Moody’s Rating of the Company, a notice of such change in the Fitch Rating, S&P Rating and/or Moody’s Rating of the Company; and

     (h) from time to time such other information regarding the financial condition, operations, prospects or business of the Company or any Borrower as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
     The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of the Company executed by a Senior Officer (i) to the effect that, to the best of his knowledge after due inquiry, no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail) and (ii) setting forth in reasonable detail the computations necessary to determine whether it was in compliance with Sections 9.08 to 9.12, inclusive, and 9.16 hereof as of the end of the respective fiscal quarter or fiscal year.
     9.02 Taxes and Claims. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien upon the property of the Company or such Subsidiary, provided that neither the Company nor such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto and if such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders.
     9.03 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is usually carried by companies of established repute engaged in the same or similar businesses, owning similar properties, and located in the same general areas as the Company and its Subsidiaries.
     9.04 Maintenance of Existence; Conduct of Business. The Company will preserve and maintain, and will cause each of its Subsidiaries to preserve and maintain, its corporate, partnership or limited liability company existence, as applicable, and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and will conduct its business in a regular manner; provided that nothing herein shall prevent (i) the consolidation or merger (and resulting dissolution) of any Subsidiary of the Company into the Company so long as the Company is the surviving corporation, (ii) the consolidation or merger of any Subsidiary of the Company into any other Subsidiary of the Company so long as, in the case of such mergers or consolidations involving one or more Foreign Borrowers, either (A) a Foreign Borrower is the surviving entity, or (B) to the extent a Foreign Borrower is not the surviving corporation, such Foreign Borrower has been released in accordance with Section 2.09(d) hereof, (iii) the sale of any Subsidiary of the Company which is not a Significant Subsidiary so long as, in the case of any Foreign Borrower, such Foreign Borrower has been released in accordance with Section 2.09(d) hereof, (iv) the termination of corporate, partnership or limited liability company existence, dissolution or abandonment by the Company of any Subsidiary which is not a Significant Subsidiary so long as, in the case of any Foreign Borrower, such Foreign Borrower has been released in accordance with Section 2.09(d) hereof, and (v) any sale, lease or transfer of assets not prohibited by Section 9.10 hereof.
     9.05 Maintenance of and Access to Properties. The Company will keep, and will cause each of its Subsidiaries to keep, all of its properties necessary in its business in good working order and condition (having regard to the condition of such properties at the time such properties were acquired by the Company or such Subsidiary), ordinary wear and tear excepted, and proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business activities, and will permit representatives of the Lenders to inspect such properties and, upon reasonable notice and at reasonable times, to examine and make extracts and copies from the books and records of the Company and any such Subsidiary.
     9.06 Compliance with Applicable Laws. The Company will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory authority (including, without limitation, all Environmental Laws), a breach of which would have a Material Adverse Effect, except where contested in good faith and by proper proceedings.
     9.07 Litigation. The Company will promptly give to the Administrative Agent (which shall promptly notify each Lender) notice in writing of all litigation and of all proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     9.08 Leverage Ratio.
     (a) The Company will not permit Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis, on any date to exceed 65% of the sum of such Indebtedness and consolidated shareholders’ equity of the Company and its Subsidiaries on such date.
     (b ) The Company will not permit Indebtedness of its Domestic Subsidiaries, determined on a combined basis exclusive of Indebtedness to the Company and Indebtedness pursuant to receivables securitizations incurred in accordance with the terms and conditions of this Agreement, on any date to exceed 15% of consolidated shareholders’ equity of the Company and its Subsidiaries on such date.
     9.09 Interest Coverage Ratio. The Company will not permit the ratio, calculated as at the end of each fiscal quarter ending after the Closing Date for the four fiscal quarters then ended, of EBITDA for such period to Interest Expense for such period to be less than 3.5:1.
     9.10 Mergers, Asset Dispositions, Etc. No Borrower will (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, in one transaction or a series of related transactions, all or substantially all of its business or assets; provided that (1) any Borrower may consolidate or merge with another Person if (A) such Borrower is the entity surviving such merger and (B) immediately after giving effect to such consolidation or merger, no Default or Event of Default shall have occurred and be continuing, (2) any Borrower other than the Company may sell, lease or transfer all or substantially all of its business or assets to the Company or any other Borrower, and (3) nothing herein shall prevent any of the transactions or events permitted under clauses (i)-(v) of Section 9.04.
     9.11 Liens. The Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation, except:
     (i) Liens existing on the Closing Date and securing Indebtedness in an aggregate principal amount not exceeding $10,000,000;
     (ii) Liens existing on other assets at the date of acquisition thereof or which attach to such assets concurrently with or within 90 days after the acquisition thereof, securing Indebtedness incurred to finance the acquisition thereof in an aggregate principal amount at any time outstanding not exceeding $35,000,000;
     (iii) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary of the Company or is merged or consolidated with or into the Company or one of its Subsidiaries and not created in contemplation of such event;
     (iv) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 9.11, provided that such Indebtedness is not increased and is not secured by any additional assets;
     (v) other Liens arising in the ordinary course of the business of the Company or such Subsidiary which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, do not secure any obligation in an amount exceeding $25,000,000 and do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
     (vi) Liens not otherwise permitted by the foregoing clauses of this Section 9.11 securing Indebtedness in an aggregate principal or face amount at any date not to exceed $40,000,000; and
     (vii) Liens incurred pursuant to receivables securitizations and related assignments and sales of any income or revenues (including Receivables), including Liens on the assets of any Receivables Subsidiary created pursuant to any receivables securitization and Liens granted by the Company and its other Subsidiaries on Receivables in connection with the transfer thereof, or to secure obligations owing by them, in respect of any such receivables securitization; provided that (x) the amounts received by the Company and its other Subsidiaries from such Receivables Subsidiary in connection with the sale or other transfer of such Receivables would not under GAAP be accounted for as liabilities on a consolidated balance sheet of the Company, and (y) the aggregate principal amount of the investments and claims held at any time by all purchasers, assignees or other transferees of (or of interests in) Receivables from any Receivables Subsidiary, and other rights to payment held by such Persons, in all receivables securitizations shall not exceed $250,000,000.

     9.12 Investments. The Company will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, any Person (all such transactions being herein called “Investments”), except: (i) operating deposit accounts; (ii) Liquid Investments; (iii) subject to Section 9.13 hereof, Investments in accounts and notes receivable acquired in the ordinary course of business as presently conducted; (iv) Investments existing on the Closing Date in Subsidiaries or joint ventures, and Investments after the Closing Date by the Captive Insurance Companies in the ordinary course of its business; (v) Investments not otherwise permitted by the foregoing clauses of this Section 9.12 in Subsidiaries (other than the Receivables Subsidiary) of the Company and in Persons which become Subsidiaries of the Company as the result of such Investments; (vi) Investments not otherwise permitted by the foregoing clauses of this Section 9.12 in joint ventures in an aggregate amount not to exceed $75,000,000; (vii) Investments comprised of capital contributions, loans or deferred purchase price (whether in the form of cash, a note or other assets) to any Receivables Subsidiary or of residual interests in any trust formed to facilitate any related receivables securitization; and (viii) Investments not otherwise permitted by the foregoing clauses of this Section 9.12 in an aggregate amount not to exceed $20,000,000.
     9.13 Transactions with Affiliates. Except as expressly permitted by this Agreement the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) make any Investment in an Affiliate of the Company (other than a Subsidiary of the Company); (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of the Company (other than a Subsidiary of the Company); (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate of the Company (other than a Subsidiary of the Company); or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate of the Company (other than a Subsidiary of the Company) (including, without limitation, Guaranties and assumptions of obligations of an Affiliate of the Company (other than a Subsidiary of the Company)); provided that (a) any Affiliate of the Company who is an individual may serve as a director, officer or employee of the Company and receive reasonable compensation or indemnification in connection with his or her services in such capacity; and (b) any transaction entered into by the Company or a Subsidiary of the Company with an Affiliate of the Company which is not a Subsidiary of the Company providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business must be for a monetary or business consideration which would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the Company.
     9.14 Lines of Business. The Company and its Subsidiaries, taken as a whole, shall not engage to any substantial extent in any line or lines of business activity other than present or related product lines.
     9.15 Environmental Matters. The Company will promptly give to the Lenders notice in writing of any complaint, order, citation, notice or other written communication from any Person with respect to, or if the Company becomes aware after due inquiry of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or Environmental

Liability at, upon, under or within any property now or previously owned, leased, operated or used by the Company or any of its Subsidiaries or any part thereof, or due to the operations or activities of the Company, any Subsidiary on or in connection with such property or any part thereof (including receipt by the Company or any Subsidiary of any notice of the happening of any event involving the Release of a reportable quantity under any applicable Environmental Law or cleanup of any Hazardous Substance), (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances on or about such property or any part thereof and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     9.16 Lease Payments. Neither the Company nor any of its Subsidiaries has incurred or assumed or will incur or assume (whether pursuant to a Guaranty or otherwise) any liability for rental payments under a lease with a lease term (as defined in Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as in effect on the date hereof) if (i) such lease is of an asset previously owned by the Company or any of its Subsidiaries and (ii) after giving effect thereto, the aggregate amount of minimum lease payments that the Company and its Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $50,000,000 for any calendar year under all such leases.
     9.17 Anti-Terrorism Laws. Neither the Company nor any of its Subsidiaries shall be in violation of any law or regulation or appear on any list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or LC Issuer from making any advance or extension of credit to any Borrower.
     SECTION 10. DEFAULTS.
     10.01 Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:
     (a) default in the payment of (i) any principal of any Loan or any reimbursement obligation in respect of any Unpaid Drawing when due or (ii) any interest on any Loan or other amount payable hereunder within five Business Days after the due date thereof; or
     (b) the Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on Indebtedness having an aggregate outstanding principal amount of at least $25,000,000 (other than the Loans); or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof; or

     (c) any representation or warranty made or deemed made by the Company or any Subsidiary herein, or in any certificate furnished to any Lender, any LC Issuer or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or
     (d) (i) any Borrower shall default in the performance of any of its obligations under Section 2.07, 9.01(a), (b) or (f), 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.16 or 9.17 hereof; or (ii) the Company or any Subsidiary shall default in the performance of any of its other obligations hereunder or any other Loan Document, and such default described in this subclause (ii) shall continue unremedied for a period of 30 days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or
     (e) the Company, any other Borrower or any of the Company’s Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or
     (f) the Company, any other Borrower or any of the Company’s Significant Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate, limited liability company or partnership action for the purpose of effecting any of the foregoing; or
     (g) a proceeding or case shall be commenced, without the application or consent of the Company, any other Borrower or any of the Company’s Significant Subsidiaries in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its assets, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code; or
     (h) a final judgment or judgments for the payment of money shall be rendered by a court or courts against the Company or any of its Subsidiaries in excess of $40,000,000 in the aggregate (excluding any amount of such judgment as to which an Acceptable Insurer has acknowledged liability), and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 10 days from the date of entry thereof, or the Company or such Subsidiary shall not, within said period of 10 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

     (i) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $20,000,000 for which it shall have become liable under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000 shall be filed under Title IV of ERISA by the Company or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregate Unfunded Liabilities in excess of $20,000,000 must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Company or one or more members of the Controlled Group to incur a current payment obligation in excess of $20,000,000; or
     (j) (i) as a result of one or more transactions after the date of this Agreement, any “person” or “group” of persons shall have “beneficial ownership” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) of 30% or more of the outstanding common stock of the Company; or (ii) without limiting the generality of the foregoing, during any period of 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company;
THEREUPON: the Administrative Agent may (and, if directed by the Majority Lenders, shall) by notice to the Company (a) declare the Commitments terminated (whereupon the Commitments shall be terminated), (b) terminate any Letter of Credit that may be terminated in accordance with its terms; (c) declare the principal amount then outstanding of and the accrued interest on the Loans, the Unpaid Drawings, fees and all other Obligations payable hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without other notice, presentment, demand, protest or other formalities of any kind (all of which are hereby expressly waived by the Company); (d) terminate any Letter of Credit that may be terminated in accordance with its terms and/or require the Company or the applicable LC Obligor to deposit cash in a deposit account designated by the Administrative Agent in an amount equal to 105% of the Revolving LC Outstandings or the Canadian LC Outstandings, as the case may be, of such LC Obligor to secure such LC Obligor’s reimbursement obligations with respect to such Revolving LC Outstandings or Canadian LC Outstandings; and/or (e) exercise any other right or remedy available under any of the Loan Documents or applicable law; provided that in the case of the occurrence of an Event of Default with respect to the Company referred to in clause (f) or (g) of this Section 10.01, the Commitments shall be automatically terminated, the principal amount then outstanding of and the accrued interest on the Loans, the Unpaid Drawings, and fees and all other amounts payable hereunder and under the Notes shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company, and the Company or the applicable LC Obligor shall immediately deposit cash in a deposit account designated by the Administrative Agent in an amount equal to 105% of the Revolving LC Outstandings or the Canadian LC Outstandings, as the case may be, of such LC Obligor to secure such LC Obligor’s reimbursement obligations with respect to such Revolving LC Outstandings or Canadian LC Outstandings. Each Lender hereby agrees that, unless so requested by the Administrative Agent with the consent of the Majority Lenders, it shall not take or cause to be taken any action to declare the Commitments terminated or to declare payable or collect the amounts referred to above that is independent from any action taken or to be taken by the Administrative Agent, unless such action is taken in connection with an Event of Default described in clause (a), (e), (f) or (g) of this Section 10.01.
     10.02 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent, any LC Issuer or any Lender (i) at any time on or after the Sharing Date or (ii) at any time from the exercise of remedies hereunder or under the other Loan Documents, shall in each case unless otherwise required by the terms of the other Loan Documents or by applicable law be applied as follows:
     (a) Obligations Generally. Except with respect to any amounts that are required to first be applied pursuant to subparts (b) or (c) below, all amounts received from or with respect to the Company shall be applied:
     (i) first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts payable to the Administrative Agent or the Arrangers in their capacity as such;
     (ii) second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses payable to each Lender or each applicable LC Issuer, ratably among them in proportion to the aggregate of all such amounts;
     (iii) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Unpaid Drawings with respect to Letters of Credit, ratably among the Lenders and each applicable LC Issuer in proportion to the aggregate of all such amounts;
     (iv) fourth, pro rata to the payment of that portion of the Obligations constituting unpaid principal of the Loans and Unpaid Drawings, ratably among the Lenders and each applicable LC Issuer in proportion to the aggregate of all such amounts;
     (v) fifth, to the Administrative Agent for the benefit of each applicable LC Issuer to cash collateralize the Stated Amount of outstanding Letters of Credit;
     (vi) sixth, to the payment of all other Obligations owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Arrangers, each LC Issuer and the Lenders, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and
     (vii) finally, any remaining surplus after all of the Obligations have been paid in full, to the Company or to whomsoever shall be lawfully entitled thereto.

     (b ) Foreign Revolving Borrower Obligations. All amounts received from or with respect to any Foreign Revolving Borrower shall be applied:
     (i) first, to the payment of that portion of the Foreign Revolving Borrower Obligations owing by such Foreign Revolving Borrower constituting fees, indemnities and expenses and other amounts payable to the Administrative Agent in its capacity as such;
     (ii) second, to the payment of that portion of the Foreign Revolving Borrower Obligations owing by such Foreign Revolving Borrower constituting fees, indemnities and expenses payable to each Lender and each applicable LC Issuer, ratably among them in proportion to the aggregate of all such amounts;
     (iii) third, to the payment of that portion of the Foreign Revolving Borrower Obligations constituting accrued and unpaid interest on the Loans made to such Foreign Revolving Borrower and Unpaid Drawings with respect to Revolving Letters of Credit issued for the account of such Foreign Revolving Borrower, ratably among the Lenders and each applicable LC Issuer in proportion to the aggregate of all such amounts;
     (iv) fourth, to the payment of that portion of the Foreign Revolving Borrower Obligations constituting unpaid principal of the Loans made to such Foreign Revolving Borrower and Unpaid Drawings with respect to Revolving Letters of Credit issued for the account of such Foreign Revolving Borrower, ratably among the Lenders and each applicable LC Issuer in proportion to the aggregate of all such amounts;
     (v) fifth, to the Administrative Agent for the benefit of each applicable LC Issuer to cash collateralize the Stated Amount of Revolving Letters of Credit issued for the account of such Foreign Revolving Borrower;
     (vi) sixth, to the payment of all other Foreign Revolving Borrower Obligations of such Foreign Revolving Borrower owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, each LC Issuer and the Lenders, ratably based upon the respective aggregate amounts of all such Foreign Revolving Borrower Obligations owing to them by such Foreign Revolving Borrower on such date; and
     (vii) finally, any remaining surplus after all of the Foreign Revolving Borrower Obligations of such Foreign Revolving Borrower have been paid in full, to such Foreign Revolving Borrower or to whomsoever shall be lawfully entitled thereto.
     (c) Canadian Obligations. All amounts received from or with respect to any Canadian Borrower shall be applied:
     (i) first, to the payment of that portion of the Canadian Obligations owing by the Canadian Borrowers constituting fees, indemnities and expenses and other amounts payable to the Administrative Agent in its capacity as such;

     (ii) second, to the payment of that portion of the Canadian Obligations owing by the Canadian Borrowers constituting fees, indemnities and expenses payable to each Canadian Lender or each applicable LC Issuer, ratably among them in proportion to the aggregate of all such amounts;
     (iii) third, to the payment of that portion of the Canadian Obligations constituting accrued and unpaid interest on the Canadian Revolving Loans made to the Canadian Borrowers and Unpaid Drawings with respect to Canadian Letters of Credit issued for the account of a Canadian Borrower, ratably among the Canadian Lenders and the applicable LC Issuers in proportion to the aggregate of all such amounts;
     (iv) fourth, to the payment of that portion of the Canadian Obligations constituting unpaid principal of the Canadian Revolving Loans made to the Canadian Borrowers and Unpaid Drawings with respect to Canadian Letters of Credit issued for the account of a Canadian Borrower, ratably among the Canadian Lenders and each applicable LC Issuer in proportion to the aggregate of all such amounts;
     (v) fifth, to the Administrative Agent for the benefit of each applicable LC Issuer to cash collateralize the Stated Amount of outstanding Canadian Letters of Credit issued for the account of a Canadian Borrower;
     (vi) sixth, to the payment of all other Canadian Obligations owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the Canadian Lenders, ratably based upon the respective aggregate amounts of all such Canadian Obligations owing to them by the Canadian Borrowers on such date; and
     (vii) finally, any remaining surplus after all of the Canadian Obligations have been paid in full, to the Canadian Borrowers or to whomsoever shall be lawfully entitled thereto.
     SECTION 11. THE ADMINISTRATIVE AGENT.
     11.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the Notes with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this Section 11 shall include reference to its affiliates and its and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the Notes, and shall not by reason of this Agreement or any Note be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the Notes, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any the Notes, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note or any other document referred to or provided for herein or therein or for any failure by the Company or any of its Subsidiaries or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any Note except to the extent requested by the Majority Lenders, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any Note or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.
     11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or the Notes, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Majority Lenders and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or facility or utilization fees) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.
     11.04 Rights as a Lender. With respect to its Commitment and the Loans made by it, National City in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent and the Administrative Agent may accept fees and other consideration from the Company (in addition to the agency fees and arrangement fees heretofore agreed to between the Company, the Administrative Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     11.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 13.03 or 13.04 hereof, but without limiting the obligations of the Company under said Sections 13.03 and 13.04), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Sections 13.03 and 13.04 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.
     11.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or its Note or Notes. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company or any other Person of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Notes, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any other Person (or any of their affiliates) which may come into the possession of the Administrative Agent.
     11.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under any Note, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
     11.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Company. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent (the “Notice Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Company. Any successor Administrative Agent shall be (i) a Lender or (ii) if no Lender has accepted such appointment within 40 days after the Notice Date, a bank with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
     11.09 Other Agents. Except as specifically set forth herein with respect to the Arrangers, any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Book Runner, Joint Book Runner or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.
     11.10 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.
     SECTION 12. GUARANTY.
     12.01 Guaranty by the Company. The Company hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Company Guaranteed Obligations”): (a) the principal of and interest on the Notes issued by, and the Loans made to, and the other Obligations of, the Foreign Borrowers under this Agreement, and (b) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any LC Obligor (other than the Company) under this Agreement, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Upon failure by any Borrower to pay punctually any of the Company Guaranteed Obligations, the Company shall forthwith on demand by the

Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.
     12.02 Additional Undertaking. As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any amounts not be recoverable from the Company under Section 12.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Company as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.
     12.03 Guaranty Unconditional. The obligations of the Company under this Section shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect to any Company Guaranteed Obligation under any agreement or instrument, by operation of law or otherwise;
     (b) any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
     (c) any release, non-perfection or invalidity of any direct or indirect security for any Company Guaranteed Obligation under any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
     (d) any change in the corporate or limited liability company existence, structure or ownership of any Borrower or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Borrower or other Subsidiary contained in any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;
     (e) the existence of any claim, set-off or other rights which the Company may have at any time against any other Borrower, the Administrative Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;
     (f) any invalidity or unenforceability relating to or against any other Borrower for any reason of any agreement or instrument evidencing or relating to any Company Guaranteed Obligation, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of any of the Company Guaranteed Obligations; or

     (g) any other act or omission of any kind by any other Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of the Company’s obligations under this Section other than the irrevocable payment in full of all Company Guaranteed Obligations.
     12.04 Company Obligations to Remain in Effect; Restoration. The Company’s obligations under this Section shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Company Guaranteed Obligations, and all other amounts payable by the Company, any other Borrower or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Company Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower, the Company’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.
     12.05 Waiver of Acceptance, etc. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Borrower or any other Person, or against any collateral or guaranty of any other Person.
     12.06 Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Company shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Borrower in respect thereof.
     12.07 Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Borrower under any Company Guaranteed Obligation is stayed upon insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any Company Guaranteed Obligation shall nonetheless be payable by the Company under this Section forthwith on demand by the Administrative Agent.
     SECTION 13. MISCELLANEOUS.
     13.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in this Agreement and the Notes are cumulative and not exclusive of any remedies provided by law.
     13.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy, cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the Company and the Administrative Agent given in accordance with this Section 13.02. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.
     13.03 Expenses, Etc. The Company agrees to pay (or reimburse the Administrative Agent, each LC Issuer, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable out-of-pocket costs of the Administrative Agent and the Arrangers in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents that are requested by any Borrower; (iii) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Arrangers, the Lenders, each LC Issuer and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of any individual counsel to the Administrative Agent, any LC Issuer and any Lender (including, without limitation, allocated costs of internal counsel); (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent, each LC Issuer and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.
     13.04 Indemnification. The Company shall indemnify the Administrative Agent, each LC Issuer, each Lender, and each affiliate thereof and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, penalties, damages or expenses to which any of them may become subject, insofar as such losses, liabilities, claims, penalties, damages or expenses arise out of or result from (i) any actual or proposed use by the Company of the proceeds of any extension of credit by any Lender or LC Issuer hereunder or breach by the Company of this Agreement or any other Loan Document, (ii) any Environmental Liabilities or (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, whether or not the indemnified Person is a party thereto, and the Company shall reimburse the Administrative Agent, each LC Issuer, each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including legal fees and fees of engineers, environmental consultants and similar technical personnel) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, penalties, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified. Notwithstanding the foregoing, a Foreign Borrower shall only be required to indemnify any Indemnitee pursuant to this Section to the extent that any such losses, liabilities, claims, penalties, damages or expenses have been caused by such Foreign Borrower or are otherwise directly related or attributable to such Foreign Borrower.

     13.05 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Majority Lenders, the Company and, if such amendment or waiver relates to any other Borrower, such other Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall (i) increase any Commitment of any Lender or subject any Lender to any additional obligations, without the written consent of such Lender; (ii) reduce the principal of, or interest on, any Loan, Unpaid Drawing or any fees hereunder, without the written consent of each Lender affected thereby; (iii) postpone (A) any date fixed for any payment of principal of, or interest on, any Loan, or any fee hereunder pursuant to Sections 2.03, 4.01 or 4.02 hereof, or (B) the expiration date of any Letter of Credit beyond the latest expiration date for a Letter of Credit provided for herein, in each case without the written consent of each Lender affected thereby; (iv) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement, without the written consent of each Lender; (v) change any provision contained in Sections 2.07, 6, 10.02, 13.03 or 13.04 hereof or this Section 13.05 or Section 13.08 hereof, without the consent of each Lender; (vi) release the Company from its guaranty obligations under Section 12 hereof; or (vii) modify any Lender’s right to receive pro rata distribution of payments and proceeds under Section 5.02 hereof. Notwithstanding anything in this Section 13.05 to the contrary, no amendment, waiver or consent shall be made with respect to Section 11 without the consent of the Administrative Agent.
     13.06 Successors and Assigns.
     (a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, and, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section.
     (b) Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee, provided that in the case of any such participation,
     (i) the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),
     (ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,
     (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

     (iv) such Lender shall remain the holder of any Note for all purposes of this Agreement, and
     (v) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 5.08 and 6 to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that, notwithstanding anything to the contrary contained herein, no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document or consent to the departure therefrom except to the extent such amendment or waiver or consent would (w) extend the final scheduled maturity of the Loans or Letter of Credit in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof or extend the time of payment thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (x) release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Loan Documents, or (y) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement.
     (c) Assignments.
     (i) Any Lender may assign all, or if less than all, a fixed portion, of its Loans, Revolving LC Participations, Canadian LC Participations, Swing Loan Participations and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that
          (A) except in the case (x) of an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $5,000,000;
          (B) no Lender that is a Canadian Lender (whether directly or by its Canadian Lending Installation) may assign any portion of its Canadian Commitment (including the outstanding Canadian Revolving Loans made by it thereunder) to an Eligible Assignee who is (or whose Canadian Lending Installation is) not a Qualified Canadian Lender;

          (C) in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;
          (D) upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and
          (E) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, except, in the case of (i) one or more assignments to an Affiliate of the assigning Lender or an Approved Fund of the assigning Lender, in which case the assignment fee for all such assignments shall be $1,000, and (ii) an assignment involving the Administrative Agent (in its capacity as a Lender), in which case there shall be no fee required.
     (ii) To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.
     (iii) At the time of each assignment pursuant to this subpart (c) to a Person that is not already a Lender hereunder and that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable an Exemption Certificate) described in Section 5.08(f). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to this subpart (c) would, at the time of such assignment, result in increased costs under Section 6 from those being charged by the respective assigning Lender prior to such assignment, then the Company shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
     (iv) With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c).
     (v) Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal

Reserve Bank, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.
     (d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
     (e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Section 13.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.
     13.07 Confidentiality. Each Lender agrees to keep confidential any information delivered or made available by the Company to it prior to the end of the term of this Agreement which is clearly indicated to be confidential information; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its officers, directors, employees, affiliates, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order (which, for avoidance of doubt, includes any subpoena) of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Lender, the Company or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to such Lender’s legal counsel and independent auditors, and (ix) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 13.07.
     13.08 Limitations on Liability of the LC Issuers. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. No LC Issuer or any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an LC Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or

(d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that any account party with respect to a Letter of Credit shall have a claim against an LC Issuer, and an LC Issuer shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) such LC Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such LC Issuer’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.
     13.09 Canadian Interest Limitation. Notwithstanding anything herein to the contrary, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code, Revised Statutes of Canada, 1985, C. 46 as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement with respect to the Canadian Obligations exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the applicable Canadian Borrower and the Canadian Lenders and the amount of such payment or collection shall be refunded to such Canadian Borrower; for purposes of this Agreement the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable credit advanced on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be conclusive for the purposes of such determination. The amount of the payment that is to be refunded will be determined by the Administrative Agent.
     13.10 Judgment Currency. If the Administrative Agent, on behalf of the Lenders, obtains a judgment or judgments against any Borrower in a Designated Foreign Currency, the obligations of such Borrower in respect of any sum adjudged to be due to the Administrative Agent or the Lenders hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by the Administrative Agent of the Judgment Amount in the Designated Foreign Currency, the Administrative Agent, in accordance with normal banking procedures, may purchase Dollars with the Judgment Amount in such Designated Foreign Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of such Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing (the “Original Due Date”) to the Administrative Agent or the Lenders hereunder or under the Notes (the “Loss”), such Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, the Administrative Agent or such Lender agrees to remit such excess to such Borrower.
     13.11 Survival. The obligations of the Company under Sections 5.08, 6.01, 6.05, 13.03 and 13.04 hereof and the obligations of the Lenders under Sections 11.05 and 13.07 shall survive the repayment of the Loans and the termination of the Commitments.
     13.12 Captions. The table of contents and the captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     13.13 Counterparts; Integration. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral and written, relating to the subject matter hereof (except to the extent specific reference is made to any such agreement in Section 2.03 hereof).
     13.14 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
     (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF OHIO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO AND OF ANY OHIO STATE COURT SITTING IN CLEVELAND, OHIO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (b) EACH BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (c) EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

RPM INTERNATIONAL INC.

		By:	/s/ Robert L. Matejka
		Name:	Robert L. Matejka
		Title:	Chief Financial Officer

Address for Notices:
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Attention: Chief Financial Officer
Telephone Number: 330-273-8833
Facsimile Number: 330-220-6006

RPM LUX HOLDCO S.Á. R.L.

By:	/s/ John Seil	By:	/s/ P. Kelly Tompkins

Name:	John Seil	Name:	P. Kelly Tompkins
Title:	Director	Title:	Director

Address for Notices:
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Attention: Director
Telephone Number: 330-273-8838
Facsimile Number: 330-225-6574

RPOW UK LIMITED

By:	/s/ P. Kelly Tompkins

Name:	P. Kelly Tompkins
Title:	Secretary

Address for Notices:
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Attention: Secretary
Telephone Number: 330-273-8838
Facsimile Number: 330-225-6574

RPM EUROPE HOLDCO B.V.

By: Name:	/s/ P. Kelly Tompkins P. Kelly Tompkins
Title:	Director

Address for Notices:
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Attention: Director
Telephone Number: 330-273-8838
Facsimile Number: 330-225-6574

RPM CANADA

By:	/s/ Keith R. Smiley
Name:	Keith R. Smiley
Title:	Treasurer

Address for Notices:
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Attention: Treasurer
Telephone Number: 330-273-8837
Facsimile Number: 330-220-6006

NATIONAL CITY BANK,
as the Administrative Agent, an Arranger, the
Swing Line Lender, the LC Issuer and a Lender

By:	/s/ Robert S. Coleman
Name:	Robert S. Coleman
Title:	Senior Vice President

Address for Notices:
National City Bank
1900 E. Ninth Street — Loc. #2077
Cleveland, OH 44114
Attention: Revette Vickerstaff
Facsimile Number: 216-488-7110

NATIONAL CITY BANK, CANADA BRANCH,
as a Canadian Lender

By:	/s/ Caroline Stade	/s/ Bill Hines

Name:	Caroline Stade	Bill Hines
Title:	Senior Vice President	Senior Vice President & Principal Officer

Address for Notices:
National City Bank, Canada Branch
130 King Street West, Suite 2140
Toronto, Ontario
Canada M5X 1E4
Attention: Donna Hallim and Ken Argue
Facsimile Number: 416-361-0085

KEYBANK NATIONAL ASSOCIATION,
as the Syndication Agent, an Arranger and a Lender

By:	/s/ Thomas J. Purcell

Name:	Thomas J. Purcell
Title:	Senior Vice President

Address for Notices:
127 Public Square
Cleveland, Ohio 44114
Attention: Diane Cox
Facsimile Number: 216-689-4981

WACHOVIA BANK, N.A.,
as Co-Documentation Agent and a Lender
By:	/s/ Barbara Van Meerten
Name:	Barbara Van Meerten
Title:	Director

Address for Notices:
201 S. College Street
NC 1183
Charlotte, NC 28244
Attention: LaShasta Jackson
Facsimile Number: 704-715-0091

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and a Lender

By:	/s/ Irene Bertozzi Bartenstein

Name:	Irene Bertozzi Bartenstein
Title:	Principal

Address for Notices:
Bank of America
Mailcode: CA4-702-02-25
Building B2001
Clayton Road
Concord, California 94520-2405
Attention: Julia Del Rio
Facsimile Number: 1-888-969-9284

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., Chicago Branch, as Co-Documentation
Agent and a Lender

By:	/s/ Tsuguyuki Umene

Name:	Tsuguyuki Umene
Title:	Deputy General Manager

Address for Notices:
227 West Monroe Street — Suite 2300
Chicago, Illinois 60606
Attention: John DiLegge
Facsimile Number: (312) 696-4535

BANK OF TOKYO-MITSUBISHI UFJ
(CANDADA)

By:	/s/ Angelo Bisutti

Name:	Angelo Bisutti
Title:	Senior Vice President

Address for Notices:
Royal Bank Plaza, South Tower, Suite 1700
Toronto, Ontario, Canada, M5J 2J1
Attention: Angelo Bisutti
Facsimile Number: 416-865-9511

Name of Institution:	BANK OF AMERICA, N.A. (Canada Branch)

	By:	/s/ Medina Sales de Andrade

Name: Medina Sales de Andrade
Title: Assistant Vice President

	Address:	200 Front Street West,
Toronto, Ontario, M5V 3L2

Attention: Medina Sales de Andrade
Facsimile: 416-349-4283

Name of Institution:	The Bank of New York

	By:	/s/ Kenneth R. McDonnell

Name: Kenneth R. McDonnell
Title: Vice President

	Address:	One Wall Street — 21st Floor
New York, NY, 10286

Attention: Terry Blackburn
Facsimile: 212-635-1481

Name of Institution:	Fifth Third Bank

	By:	/s/ Roy C. Lanctot

Name: Roy C. Lanctot
Title: Vice President

	Address:	600 Superior Avenue East
Cleveland, OH 44114

Attention: Roy C. Lanctot
Facsimile: 216.274.5621

Name of Institution:	KBC BANK, NV, New York Branch

	By:	/s/ Robert M. Surdam, Jr.

Name: ROBERT M. SURDAM, JR.
Title: VICE PRESIDENT

	By:	/s/ Robert Snauffer

Name: Robert Snauffer
Title: First Vice President

	Address:	1177 Avenue of the Americas
New York, NY 10036

Attention: Robert M. Surdam, Jr.
Facsimile: 212-541-0793

Name of Institution:	LASALLE BANK NATIONAL ASSOCIATION

	By:	/s/ Patrick F. Dunphy

Name: Patrick F. Dunphy
Title: First Vice President

	Address:	1300 E 9th St, Suite 1000
Cleveland, OH 44114
Attention: Patrick F. Dunphy
Facsimile: 216-802-2212

Name of Institution:	Dresdnar Bank AG in Düsseldorf

	By:	/s/ W. Lubeley	/s/ G. Weinand

	Name:	W. Lubeley	Name: G. Weinand
	Title:	Director President	Title: President

	Address:	Dresdner Bank AG
Postfach 10 11 07
40002 Düsseldorf, Germany
Attention: W. Lubeley, G. Weinand
Facsimile: 0049-211-311-4438

Name of Institution:	Scotiabanc Inc.
As a Lender

	By:	/s/ William E. Zarrett

Name: William E. Zarrett
Title: Managing Director

	Address:	600 Peachtree St. NE, Ste. 2700
Atlanta, GA 30308

Attention: William E. Zarrett
Facsimile: (404)888-8995

Name of Institution:	The Bank of Nova Scotia
as a Canadian Lender

	By:	/s/ Stephen Taborek

Name: Stephen Taborek
Title: Director

	Address:	2 Robert Speck Parkway, 4th floor
Mississauga, Ontario, L4Z 1H8

Attention: Stephen Taborek
Facsimile: (905)276 4920

Name of Institution:	UBS LOAN FINANCE LLC

	By:	/s/ Richard L. Tavrow

Name: Richard L. Tavrow
Title: Director

	By:	/s/ Irja R. Osta

Name: Irja R. Osta
Title: Associate Director

	Address:	677 Washington Blvd.
Stanford, CT 06901
Attention: David Vitti
Facsimile: (203)719-3888

Name of Institution:	CREDIT SUISSE, Cayman Islands Branch

	By:	/s/ Thomas Cantello

Name: Thomas Cantello
Title: Director

	By:	/s/ Shaheen Malik

Name: Shaheen Malik
Title: Associate

	Address:	11 Madison Ave
New York, NY 10010

Attention: Thomas Cantello
Facsimile: 212 743 1212

Name of Institution:	CREDIT SUISSE, Toronto Branch
As a Canadian Lender

	By:	/s/ Alain Daoust

Name: Alain Daoust
Title: Director

	By:	/s/ Shaheen Malik

Name: Bruce F. Wetherly
Title: Director, Credit Suisse, Toronto Branch

	Address:	One First Canadian Place
Suite 3000, P.O. Box 301
Toronto, Ontario, Canada
M5X 1C9

Attention: Alain Daoust
Facsimile: 416-352-4576